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                            SHARE PURCHASE AGREEMENT

                                   BY AND AMONG

                           FRAME-N-LENS OPTICAL, INC.,
                           a California corporation,

                         NATIONAL VISION ASSOCIATES, LTD.
                              a Georgia corporation

                                       AND

                             THE SELLERS NAMED HEREIN

                             DATED AS OF JUNE 9, 1998
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                                 TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE 1.    DEFINITIONS . . . . .   . . . . . . . . . . . . . . . . . . 1

ARTICLE 2.    SALE OF SHARES;  CLOSING. . . . . . . . . . . . . . . . . . 7
       Section 2.1   Purchase and Sale. . . . . . . . . . . . . . . . . . 7
       Section 2.2   Purchase Price . . . . . . . . . . . . . . . . . . . 7
       Section 2.3   Delivery of Corporation Shares; Payment. . . . . . . 8
       Section 2.4   Time and Place of Closing. . . . . . . . . . . . . . 9

ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF CORPORATION . . . . . . .10
       Section 3.1   Organization, Etc. . . . . . . . . . . . . . . . . .10
       Section 3.2   Authorization: Execution: Binding Effect . . . . . .10
       Section 3.3   Capitalization; Share Ownership. . . . . . . . . . .11
       Section 3.4   Subsidiaries . . . . . . . . . . . . . . . . . . . .11
       Section 3.5   No Conflicting Agreements or Articles Provisions . .12
       Section 3.6   Consents, Approvals, Licenses, Etc.. . . . . . . . .12
       Section 3.7   Litigation . . . . . . . . . . . . . . . . . . . . .13
       Section 3.8   Financial Statements . . . . . . . . . . . . . . . .13
       Section 3.9   No Undisclosed Liabilities . . . . . . . . . . . . .13
       Section 3.10  Compliance with Laws:  Permits . . . . . . . . . . .13
       Section 3.11  No Adverse Changes . . . . . . . . . . . . . . . . .13
       Section 3.12  Certain Transactions . . . . . . . . . . . . . . . .14
       Section 3.13  Benefit Plans. . . . . . . . . . . . . . . . . . . .14
       Section 3.14  Tax Matters. . . . . . . . . . . . . . . . . . . . .16
       Section 3.15  Contracts. . . . . . . . . . . . . . . . . . . . . .17
       Section 3.16  Leased Property. . . . . . . . . . . . . . . . . . .18
       Section 3.17  Intellectual Property. . . . . . . . . . . . . . . .18
       Section 3.18  Compliance with Environmental Laws . . . . . . . . .18
       Section 3.19  No Brokers . . . . . . . . . . . . . . . . . . . . .19
       Section 3.20  Books and Records. . . . . . . . . . . . . . . . . .19
       Section 3.21  Title to Properties; Encumbrances. . . . . . . . . .19
       Section 3.22  Condition and Sufficiency of Assets. . . . . . . . .20
       Section 3.23  Accounts Receivable. . . . . . . . . . . . . . . . .20
       Section 3.24  Inventory. . . . . . . . . . . . . . . . . . . . . .20
       Section 3.25  Insurance. . . . . . . . . . . . . . . . . . . . . .20
       Section 3.26  Labor Relations; Compliance. . . . . . . . . . . . .20
       Section 3.27  Certain Payments . . . . . . . . . . . . . . . . . .21
       Section 3.28  Disclosure . . . . . . . . . . . . . . . . . . . . .21

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS . . . . . . .21
       Section 4.1   Capacity; Execution; Validity; Binding Effect. . . .22

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       Section 4.2   Share Ownership. . . . . . . . . . . . . . . . . . .22
       Section 4.3   No Other Rights. . . . . . . . . . . . . . . . . . .22
       Section 4.4   No Conflicting Agreements. . . . . . . . . . . . . .22
       Section 4.5   Consents, Approvals, Licenses, Etc.. . . . . . . . .23
       Section 4.6   Litigation . . . . . . . . . . . . . . . . . . . . .23
       Section 4.7   No Brokers . . . . . . . . . . . . . . . . . . . . .23
       Section 4.8   Satisfaction of Fiduciary Obligations. . . . . . . .23
       Section 4.9   Representation of the ESOP Trustee . . . . . . . . .23

ARTICLE 5.    REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . .24
       Section 5.1   Organization, Etc. . . . . . . . . . . . . . . . . .24
       Section 5.2   Authorization; Execution; Binding Effect . . . . . .24
       Section 5.3   No Conflicting Agreements or Charter Provisions. . .24
       Section 5.4   Litigation . . . . . . . . . . . . . . . . . . . . .25
       Section 5.5   Investment Intent. . . . . . . . . . . . . . . . . .25
       Section 5.6   No Brokers . . . . . . . . . . . . . . . . . . . . .25

ARTICLE 6.    COVENANTS OF SELLERS, BUYER AND CORPORATION . . . . . . . .25
       Section 6.1   Investigation of Business; Access to Properties
                     and Records. . . . . . . . . . . . . . . . . . . . .25
       Section 6.2   Regulatory and Other Authorizations. . . . . . . . .26
       Section 6.3   Reasonable Efforts; Consents and Notifications . . .27
       Section 6.4   Further Assurances . . . . . . . . . . . . . . . . .27
       Section 6.5   Conduct of Business of the Corporation and
                     Subsidiaries . . . . . . . . . . . . . . . . . . . .27
       Section 6.6   Preservation of Business . . . . . . . . . . . . . .29
       Section 6.7   Announcements. . . . . . . . . . . . . . . . . . . .29
       Section 6.8   No Solicitation. . . . . . . . . . . . . . . . . . .29
       Section 6.9   Right to Update and Cure . . . . . . . . . . . . . .30
       Section 6.10  Indemnification of Directors and Officers. . . . . .30
       Section 6.11  Administration of the ESOP.. . . . . . . . . . . . .31

ARTICLE 7.    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE . . . . . . . . .32
       Section 7.1   Representations; Warranties and Covenants of
                     the Corporation and the Sellers. . . . . . . . . . .32
       Section 7.2   Filings; Consents; Waiting Periods . . . . . . . . .32
       Section 7.3   No Injunction. . . . . . . . . . . . . . . . . . . .33
       Section 7.4   Closing Deliveries . . . . . . . . . . . . . . . . .33
       Section 7.5   Absence of Litigation. . . . . . . . . . . . . . . .34
       Section 7.6   No Claim Regarding Stock Ownership or
                     Sale Proceeds. . . . . . . . . . . . . . . . . . . .34
       Section 7.7   Opinion of the Corporation and ESOP Counsel. . . . .34
       Section 7.8   No Material Adverse Effect . . . . . . . . . . . . .34
       Section 7.9   Environmental Assessment . . . . . . . . . . . . . .35
       Section 7.10  General Release. . . . . . . . . . . . . . . . . . .35
       Section 7.11  Due Diligence. . . . . . . . . . . . . . . . . . . .35
       Section 7.12  Tax Return Filing. . . . . . . . . . . . . . . . . .35

ARTICLE 8.    CONDITIONS TO SELLERS' OBLIGATIONS TO CLOSE . . . . . . . .35

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       Section 8.1   Representations, Warranties and Covenants
                     of the Buyer . . . . . . . . . . . . . . . . . . . .35
       Section 8.2   Filings; Consents; Waiting Periods . . . . . . . . .36
       Section 8.3   No Injunction. . . . . . . . . . . . . . . . . . . .36
       Section 8.4   Closing Deliveries . . . . . . . . . . . . . . . . .36
       Section 8.5   Absence of Litigation. . . . . . . . . . . . . . . .36

ARTICLE 9.    SURVIVAL; SELLER LIABILITY. . . . . . . . . . . . . . . . .36
       Section 9.1   Indemnification by Sellers . . . . . . . . . . . . .36
       Section 9.2   Set Off. . . . . . . . . . . . . . . . . . . . . . .39

ARTICLE 10.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .39
       Section 10.1  Termination. . . . . . . . . . . . . . . . . . . . .39
       Section 10.2  Procedure and Effect of Termination. . . . . . . . .40

ARTICLE 11.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .40
       Section 11.1  Counterparts . . . . . . . . . . . . . . . . . . . .40
       Section 11.2  Governing Law. . . . . . . . . . . . . . . . . . . .40
       Section 11.3  No Third Party Beneficiaries . . . . . . . . . . . .40
       Section 11.4  Entire Agreement . . . . . . . . . . . . . . . . . .41
       Section 11.5  Expenses . . . . . . . . . . . . . . . . . . . . . .41
       Section 11.6  Notices. . . . . . . . . . . . . . . . . . . . . . .41
       Section 11.7  Successors and Assigns . . . . . . . . . . . . . . .42
       Section 11.8  Headings; Definitions. . . . . . . . . . . . . . . .42
       Section 11.9  Amendments and Waivers . . . . . . . . . . . . . . .43
       Section 11.10 Venue; Service of Process. . . . . . . . . . . . . .43
       Section 11.11 Arbitration. . . . . . . . . . . . . . . . . . . . .43
       Section 11.12 Attorneys' Fees. . . . . . . . . . . . . . . . . . .44
       Section 11.13 Severability of Provisions; Jeopardy . . . . . . . .45
       Section 11.14 Seller Approval. . . . . . . . . . . . . . . . . . .45
       Section 11.15 Certain Consents . . . . . . . . . . . . . . . . . .46

EXHIBITS
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EXHIBIT A - LIST OF SELLERS
EXHIBIT B - LEGAL OPINIONS
EXHIBIT C - GENERAL RELEASE
EXHIBIT C-1 - GENERAL RELEASE OF ESOP

SCHEDULE 9.2

CORPORATION DISCLOSURE SCHEDULE

DISCLOSURE SCHEDULE OF KB MEZZANINE FUND


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                             SHARE PURCHASE AGREEMENT

       THIS SHARE PURCHASE AGREEMENT dated as of June 9, 1998 is made and entered into by and among all of the Sellers listed on Exhibit A hereto
(each a "Seller" and collectively the "Sellers"), Frame-n-Lens Optical, Inc., a California corporation (the "Corporation"), and National Vision Associates, Ltd., a Georgia corporation (the "Buyer").

       WHEREAS, the Sellers own all of the shares of the Corporation issued and outstanding as of the date of this Agreement, with each Seller owning that number of shares of the Corporation set forth opposite such Seller's name in Exhibit A hereto; and

       WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the shares of the Corporation issued and outstanding as of the date of this Agreement upon the terms and subject to the conditions set forth in this Agreement (the sale and purchase of such shares are referred to in this Agreement as the "Share Purchase");

       NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and subject to the terms and conditions hereinafter set forth, the parties to this Agreement hereby agree as follows:

                                    ARTICLE 1.

                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the following meanings:

     1.1        "Accountants" shall have the meaning set forth in
Section 2.2(b).

     1.2 "Accounts Receivable" shall have the meaning set forth in Section 3.23.

     1.3        "Adjustment Amount" shall have the meaning set forth in
Section 2.2(a).

     1.4        "Adjustment Date" shall have the meaning set forth in
Section 2.3(b).

     1.5 "Affiliate" shall mean, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     1.6 "Agreement" shall mean this Share Purchase Agreement, together with the Buyer Disclosure Schedule, the Corporation Disclosure Schedule and the Seller Disclosure Schedule, as the same may be updated or amended from time to time as provided herein.

     1.7 "Associate" shall mean, with respect to any Person, any corporation or other business organization of which such Person is an executive officer (as such term is defined in Rule 3b-7 under the 1934 Act) or partner or is the beneficial owner, directly or indirectly, of ten percent or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which

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such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     1.8 "Audited Financial Statements" shall mean the audited balance sheet of the Corporation at December 28, 1997, and the related audited consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended, including related footnotes, in each case as examined by and accompanied by the report of an independent certified public accountant, which Audited Financial Statements are included in the Corporation Disclosure Schedule.

     1.9 "Balance Sheet" shall mean the unaudited consolidated balance sheet of the Corporation as of March 29, 1998, included in the Interim Financial Statements.

     1.10       "Balance Sheet Date" shall mean March 29, 1998.

     1.11 "Benefit Plans" shall mean all plans, programs, ERISA Welfare Plans, ERISA Pension Plans and other arrangements under which or through which the Corporation, any Subsidiary or any ERISA Affiliate provides, or has an obligation to provide, or makes, or has an obligation to make, contributions, compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, one, or more than one, employee or director or former employee or former director, other than any plans, programs or other arrangements which only provide for the payment of cash compensation currently from the general assets of the Corporation, any Subsidiary or any ERISA Affiliate on a payday by payday basis as base salary or hourly wages for current services.

       1.12 "Business" shall mean the business of retail optical dispensing and related services.

       1.13 "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Los Angeles, California.

     1.14 "Buyer" shall have the meaning set forth in the first paragraph of the Agreement.

     1.15 "Buyer Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement, delivered to the Sellers by the Buyer.

     1.16 "COBRA" shall mean the Consolidated Omnibus Reconciliation Act of 1986, as amended.

     1.17       "Closing" shall have the meaning set forth in Section 2.4.

     1.18 "Closing Balance Sheet" shall have the meaning set forth in Section 2.2(b).

     1.19 "Closing Date" shall mean the date and effective time at which the Closing occurs.

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     1.20       "Closing Purchase Price" shall have the meaning set forth
in Section 2.2(a).

     1.21 "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

     1.22 "Committee" shall have the meaning set forth in the first paragraph of Article 4.

     1.23       "Company Affiliate" shall have the meaning set forth in
Section 3.12.

     1.24 "Confidentiality Agreement" shall mean the Confidentiality Agreement between the Corporation and the Buyer dated as of May 1, 1998.

     1.25 "Contract" shall mean any contract, agreement, indenture, note, bond, loan agreement, letter of credit agreement, line of credit agreement, instrument, lien, conditional sales contract, mortgage, franchise, commitment, obligation or other arrangement or agreement, but shall exclude leases of real or personal property and insurance policies.

     1.26 "Corporation" shall mean Frame-n-Lens Optical, Inc., a California corporation.

     1.27 "Corporation Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement, delivered to the Buyer by the Corporation.

     1.28       "Corporation Shares" shall have the meaning set forth in
Section 2.1.

     1.29 "Deferred Purchase Price" shall have the meaning set forth in Section 2.3(b).

     1.30 "Employment Contracts" shall mean all Contracts or other arrangements under which the Corporation or a Subsidiary has agreed to employ any Person for any period, including severance contracts.

     1.31 "Encumbrances" shall mean any security interest, pledge, mortgage, lien, charge, adverse claim of ownership, or other encumbrance of any kind.

     1.32 "Environmental Laws" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Authorities, and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating, and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous
Substances.

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     1.33       "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended, and the rulings and regulations thereunder.

     1.34 "ERISA Affiliate" shall mean a corporation that is or was a member of a controlled group of corporations with the Corporation or any Subsidiary within the meaning of Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, trust, estate or corporation) that is under common control with the Corporation within the meaning of Section 414(m) of the Code, or a trade or business which together with the Corporation is treated as a single employer under Section 414(o) of the Code.

     1.35 "ERISA Pension Plan" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA which is established, maintained or contributed to by the Corporation, any Subsidiary or any ERISA Affiliate.

     1.36 "ERISA Welfare Plan" shall mean any employee welfare benefit plan as defined in Section 3(1) of ERISA which is established, maintained or contributed to by the Corporation, or any Subsidiary or any ERISA Affiliate.

     1.37 "ESOP" shall mean the Frame-n-Lens Optical, Inc. Employee Stock Ownership Plan and Frame-n-Lens Optical, Inc. Employee Stock Ownership Trust, as in effect on the date hereof and as they may be amended from time to time.

     1.38 "Family Member" shall mean with respect to a particular individual, such individual's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law.

     1.39 "Financial Statements" shall mean the Audited Financial Statements and the Interim Financial Statements of the Corporation.

     1.40 "GAAP" shall mean generally accepted accounting principles (as such term is used in the American Institute of Certified Public Accountants' Professional Standards) from time to time in effect.

     1.41 "Governmental Authority" shall mean any foreign, federal, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality thereof.

     1.42 "Hazardous Substance" shall mean any substance or waste which is listed as hazardous, regulated or toxic in the regulations implementing CERCLA or RCRA, or is listed as a contaminant, pollutant or hazardous or toxic substance or waste under any other applicable federal, state or local Environmental Laws, or any substance or waste which has been determined at any time by regulation, ruling or otherwise by any Governmental Authority to be a contaminant, pollutant or hazardous or toxic substance regulated under federal, state or local law, and which shall include, without limitation, hazardous waste, any medical waste, biohazardous waste, industrial waste, and special waste.

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     1.43       "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

     1.44       "Indemnified Losses" shall have the meaning set forth in
Section 9.1(a).

     1.45       "Indemnitees" shall have the meaning set forth in Section
9.1(a).

     1.46 "Interim Financial Statements" shall mean the Balance Sheet as of March 29, 1998 and the related unaudited consolidated statement of operations, changes in shareholders' equity and cash flows for the three month period then ended, including related footnotes, if any, which Interim Financial Statements are included in the Corporation Disclosure Schedule.

     1.47 "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, procedures, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

     1.48       "IRS" shall mean the Internal Revenue Service.

     1.49 "Knowledge" shall mean (i) in the case of any Seller, knowledge of such Seller, and if such Seller is an entity, knowledge of any officer or director of such entity, (ii) in the case of the Buyer, knowledge of any officer or director of the Buyer, and (iii) in the case of the Corporation or any Subsidiary, knowledge of any officer or director of the Corporation or such Subsidiary. An individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) with respect to Sections 3.26 and 6.11 only, such individual would likely discover or otherwise become aware of such fact or other matter by exercising the care an ordinarily prudent person in a like position would exercise under similar circumstances.

     1.50       "Leases" shall have the meaning set forth in Section 3.16.

     1.51 "Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of the Corporation and the Subsidiaries, taken as a whole.

     1.52 "Permits" shall mean all permits, licenses and other governmental approvals, certificates of need, accreditations, participation agreements, consents, authorizations, certificates of authority and orders.

     1.53 "Permitted Encumbrances" shall mean (i) Encumbrances for Taxes not yet due and payable and for Taxes being contested in good faith,
(ii) Encumbrances arising out of, under or in connection with this Agreement,

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and (iii) Encumbrances and imperfections of title that do not secure payment of borrowed money and the existence of which, in the aggregate, do not have a Material Adverse Effect.

     1.54 "Person" shall mean an individual, firm, trust, association, corporation, limited liability company, partnership, limited partnership, limited liability partnership, Governmental Authority, or other entity.

     1.55       "Purchase Price" shall have the meaning set forth in Section
2.2.

     1.56       "Related Party" shall have the meaning set forth in Section
3.12.

     1.57       "Retained Funds" shall have the meaning set forth in Section
2.3(b).

     1.58       "Seller" and "Sellers" are identified on Exhibit A hereto.

     1.59 "Seller Disclosure Schedule" shall mean the disclosure schedules, dated as of the date of this Agreement, delivered to the Buyer by any Seller.

     1.60 "Share Purchase" shall have the meaning set forth in the Recitals hereto.

     1.61 "Subsidiary" shall mean a corporation, partnership or other entity of which the Corporation (i) has the power to elect more than fifty percent (50%) of the board of directors or other governing authority either directly or indirectly or (ii) owns or controls more than fifty percent (50%) of the outstanding equity securities or equity interests either directly or through an unbroken chain of entities as-to each of which fifty percent (50%) or more of the outstanding equity securities or equity interests is owned directly or indirectly by its parent.

     1.62       "Subsidiary Shares" shall have the meaning set forth in
Section 3.4(b).

     1.63       "Survival Period" shall have the meaning as set forth in
Section 9.1(f).

     1.64 "Takeover Proposal" shall mean any proposal for a merger, consolidation, acquisition of all or substantially all of the capital shares or assets of the Corporation or the acquisition of a substantial equity interest in the Corporation or a substantial portion of the consolidated assets of the Corporation, or any solicitation of proxies in connection with any meeting for the purpose of effecting a business combination or change in control.

     1.65 "Tax" or "Taxes" shall mean all federal, state, local or foreign taxes, levies, imposts, duties, excises, licenses and resignation fees, and charges of any nature whatsoever including, without limitation, income tax withholding, unemployment and social security taxes, sales and use taxes and property taxes, and interest, penalties and additions to tax with respect to any of the above.

     1.66 "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment to such documents and any amendment of such documents.

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     1.67       "Trustee" shall have the meaning set forth in the first
paragraph of Article 4.

     1.68 "Undisclosed Liability" shall mean an obligation, indebtedness or liability of any nature (each of which, for purposes of this definition, is assumed to be material), which is not reserved against or disclosed on the Balance Sheet, or in the notes to the Balance Sheet or to the Interim Financial Statements, and which is not so reflected, reserved against or disclosed or otherwise disclosed in this Agreement or the Corporation Disclosure Schedule.

     1.69       "1933 Act" shall mean the Securities Act of 1933, as amended.

     1.70       "Working Capital" shall have the meaning set forth in Section
2.2(c).

     1.71 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.72 "Other Defined Terms." The terms defined in the first paragraph and in the whereas clauses shall have the meanings given to such terms in such paragraph and whereas clauses.

                                    ARTICLE 2.

                             SALE OF SHARES;  CLOSING

       Section 2.1 Purchase and Sale. Subject to the satisfaction or waiver of the conditions to the Closing set forth in this Agreement, at the Closing the Sellers will sell, and the Buyer will purchase, preferred and common shares of the Corporation which constitute, and will constitute as of the Closing, all of the issued and outstanding shares of capital stock of the Corporation (collectively, the "Corporation Shares"), with the amount of Corporation Shares to be sold by each Seller set forth opposite such Seller's name on Exhibit A hereto.

     Section 2.2 Purchase Price. (a) In full payment of the Corporation Shares, the Buyer shall pay and deliver to the Sellers an aggregate purchase price of consisting of (i) the Deferred Purchase Price (defined below), and
(ii) the Closing Purchase Price. The Closing Purchase Price is Twenty Three Million Six Hundred Twenty Seven Thousand Four Hundred Sixty One Dollars ($23,627,461) (the "Closing Purchase Price"), minus the Adjustment Amount, if any. The Adjustment Amount is the decrease in the Working Capital (as defined below) as set forth on the Closing Balance Sheet, as determined pursuant to the audit of the Corporation's certified public accountants to be conducted as set forth in Section 2.2(b), below ($10,819,442) (which is the Working Capital as reflected on the Balance Sheet) (the "Adjustment Amount"). The Closing Purchase Price plus the Deferred Purchased Price shall collectively be referred to herein as the Purchase Price. The Purchase Price shall be paid to each of the Sellers as set forth opposite each Seller's name on Exhibit A hereto.

          (b) The Corporation will use diligent efforts to cause Ernst & Young LLP to prepare an audited consolidated balance sheet ("Closing Balance Sheet") of the Corporation and its Subsidiaries as of the Closing Date, including a computation of the Corporation's Working Capital, as defined below, as of the Closing Date. The Corporation will deliver the Closing Balance Sheet to the Buyer within thirty (30) days after the Closing Date. The Closing Balance Sheet will be prepared in accordance with GAAP

applied on a basis consistent with the preparation of the Audited Financial Statements, including without limitation accruals, prepaid expenses and taxes. If within thirty (30) days following delivery of the Closing
Balance Sheet, the Buyer has not given the Sellers notice of its objection to the Closing Balance Sheet (such notice must contain a statement of the basis of the Buyer's objection), then the Working Capital reflected in the Closing Balance Sheet will be used in computing the Adjustment Amount. If the Buyer gives such notice of objection, then the issues in dispute will be submitted to KPMG Peat Marwick, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants;
(ii) the determination by the Accountants, with respect to such issues, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the Buyer and the Sellers will each bear 50% of the fees of the Accountants for such determination.

          (c) "Working Capital" as used herein shall mean the excess of (x) the sum of cash, net receivables and net inventory, over (y) the sum of accounts payable, amounts outstanding under the Corporation's line of credit, long-term debt (including the current portion thereof) and other accrued liabilities.

       Section 2.3   Delivery of Corporation Shares; Payment.

              (a) Delivery of Corporation Shares. At the Closing, each Seller, severally and not jointly, shall sell, assign, transfer and deliver to the Buyer the number of the Corporation Shares set forth opposite such Seller's name in Exhibit A by delivery to the Buyer of a certificate or certificates representing such Corporation Shares, duly endorsed for transfer or accompanied by duly executed stock powers in form and substance satisfactory to the Buyer and free and clear of all Encumbrances. The Corporation agrees to, immediately upon the Closing, accept for transfer such certificates for the Corporation Shares and to issue to the Buyer a certificate or certificates, in the name of the Buyer, representing the Corporation Shares.

              (b) Payment of the Purchase Price. (i) At the Closing, the Buyer shall pay to the Sellers the Closing Purchase Price, less the Retained Funds described below and less the fees and expenses payable by the Corporation or the Sellers to Trenwith Securities, Inc., the Corporation's legal counsel for all services rendered in connection with the Share Purchase, and amounts payable to certain individuals in connection with the Corporation's Success Stay Bonus referenced on Section 3.13 of the Corporation Disclosure Schedule, pro rata based on the percentages set forth in Exhibit A, by wire transfer of immediately available funds to the accounts designated by the Sellers in writing to the Buyer not less than two Business Days prior to the Closing. The Buyer shall retain Five Hundred Thousand ($500,000) of the Closing Purchase Price (the "Retained Funds"), which shall be used to reimburse the Buyer to the extent that the Closing Purchase Price is decreased (if at all) in accordance with Section 2.2.
On the tenth business day following the final determination of the Adjustment Amount (the "Adjustment Date"), the Adjustment Amount payable to

the Buyer, if any, shall be retained by the Buyer out of the Retained Funds and the remainder shall be paid to the Sellers pro rata based on the percentages set forth in Exhibit A. To the extent that the Retained Funds are insufficient to cover the Adjustment Amount, the Buyer may withhold the Deferred Purchase Price (defined below).

              (ii) In addition to the Closing Purchase Price, the Buyer shall pay to the Sellers an aggregate amount equal to Four Million Dollars ($4,000,000) (the "Deferred Purchase Price"), payable in twenty four (24) equal quarterly installments commencing on September 30, 1998 and continuing on each subsequent December 31, March 31, June 30 and September 30 until completed, based on the percentages set forth on Exhibit A. Upon mutual agreement between the Buyer and a particular Seller, the Buyer may prepay that particular Seller's portion of the Deferred Purchase Price based on the present value of the remaining installments owed to that particular Seller, determined using a discount rate of eight percent (8%), and the portion of the Deferred Purchase Price payable to the ESOP shall be so prepaid at the Closing. The Deferred Purchase Price shall not bear interest so long as it is paid when due. Any portion of the Deferred Purchase Price which is not paid when due shall bear interest at the rate of 10% per annum. A portion of the Deferred Purchase Price equal to $2,000,000 shall be allocated and subject to possible set off claims for indemnification as specified in
Section 9.2 hereof. If requested by a particular Seller, the Buyer shall issue a promissory note, in a form and substance reasonably satisfactory to the Buyer, to such Seller for the dollar amount of such Seller's interest in the then remaining amounts of the Deferred Purchase Price (less pending set off claims).

              (c) All options or warrants will be exercised prior to the Closing, or, the Buyer, the Corporation and the Sellers shall, effective as of the Closing, cause all options or warrants to purchase equity of the Corporation then outstanding to be canceled.

              (d) The Corporation, or with respect to items (i) and (ii) below, the Corporation or the ESOP, shall pay the fees and expenses incurred by the Corporation and the ESOP for the services of (i) the law firm of O'Melveny & Myers, (ii) the consulting firm of Duff & Phelps, and (iii) Ernst & Young LLP, to the extent said services were incurred with respect to the transactions described in this Agreement (collectively referred to as the "Specified Expenses"). The Specified Expenses shall not be included in the calculations of the Working Capital. The Buyer acknowledges the Corporation's obligations to employees of the Corporation pursuant to the agreements specified in Section 3.12 of the Corporation Disclosure Schedule.

       Section 2.4 Time and Place of Closing. The closing (the "Closing") of the Share Purchase will be held at the offices of Trenwith Securities, Inc., 450 Newport Center Drive, Suite 550, Newport Beach, California at 10:00 a.m. on Friday, June 26, 1998 if all the conditions set forth in Articles 7 and 8 have been fulfilled or waived on or before the second Business Day prior thereto, or, if later, on the second Business Day after the fulfillment or waiver of the conditions set forth in Articles 7 and 8 takes place. If the Closing occurs on June 26, 1998, then the Closing shall be deemed to be effective as of 11:59 p.m. on June 27, 1998.


                                    ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF CORPORATION

       The Corporation represents and warrants to the Buyer that the statements contained in this Article 3 are true and correct, except as set forth in the Corporation Disclosure Schedule.

       Section 3.1 Organization, Etc. The Corporation and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation and has all requisite corporate or other power and authority (i) to conduct its business as it is now conducted and to own or lease all of the properties owned or leased by it, and (ii) in the case of the Corporation, to enter into and perform its obligations under this Agreement and to undertake the transactions contemplated hereby. True, correct and complete copies of the Articles of Incorporation and Bylaws of the Corporation and each Subsidiary as of the date of this Agreement have been previously delivered or made available to the Buyer. The corporate records and minute books of the Corporation and each Subsidiary contain complete, comprehensive and accurate minutes of all meetings and other corporate actions of the incorporators, directors, committees of directors and shareholders of the Corporation and each Subsidiary held, in the case of the Corporation, since its date of incorporation and, in the case of each Subsidiary, since the date of its acquisition by the Corporation, and the share certificate books and register of shareholders of the Corporation and each Subsidiary are complete and accurate, reflecting all transactions in the equity securities of the Corporation and each Subsidiary. The Corporation's and each Subsidiary's share transfer records reflect fully all issuances, transfers and redemptions of the Corporation Shares and each Subsidiary's shares since the date of incorporation. The Corporation and each Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions in which the ownership or lease of property by it or the conduct of its business makes such qualification necessary, a complete list of which jurisdictions is set forth in Section 3.1 of the Corporation Disclosure Schedule.

       Section 3.2 Authorization: Execution: Binding Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all requisite corporate action on the part of the Corporation, and this Agreement has been duly executed and delivered by the Corporation. Assuming due execution and delivery by the other parties, this Agreement constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       Section 3.3 Capitalization; Share Ownership. The authorized and outstanding capital shares, options and warrants of the Corporation and each Subsidiary are listed in Section 3.3 of the Corporation Disclosure Schedule. All outstanding capital shares of the Corporation and each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and have in no case been issued in violation of any preemptive rights granted by the Corporation or the applicable Subsidiary. All outstanding capital shares of the Corporation or any Subsidiary were authorized, offered, issued and sold in accordance with applicable law. Neither the Corporation

nor any Subsidiary has any capital shares in its treasury, other than shares which have been repurchased pursuant to a promissory note which is not yet fully paid. Excepting only as set forth in Section 3.3 of the Corporation Disclosure Schedule, there is no existing subscription, option, warrant, call, right, commitment or other agreement (whether preemptive or contractual) to which the Corporation or any Subsidiary is a party requiring, and there are no convertible securities of the Corporation or any Subsidiary outstanding which upon conversion would require, directly or indirectly, the issuance of any additional capital shares of the Corporation, a Subsidiary or other securities convertible into or exercisable or exchangeable for capital shares of the Corporation, a Subsidiary, or any other equity security of the Corporation or a Subsidiary, and there are no obligations (contingent or otherwise) of the Corporation or any Subsidiary (i) to repurchase, redeem or otherwise acquire any outstanding capital shares of the Corporation or the capital shares of, or other equity interests in, any Subsidiary, or (ii) except for guarantees of obligations of, or loans and advances to, the Corporation or any Subsidiary, provide funds to, or make investments in, or provide any guarantee with respect to the obligations of any other Person. There are no bonds, debentures, notes, lines of credit, letters of credit, or other indebtedness issued and outstanding having the right to vote on any matters on which the Corporation's shareholders may vote. The Corporation Shares to be sold pursuant to this Agreement constitute all of the issued and outstanding capital shares of the Corporation. The Corporation has granted no Person any registration rights in respect of capital shares of the Corporation or securities convertible into or exercisable or exchangeable for capital shares of the Corporation. Each Seller is the sole record owner of the shares of the Corporation listed beside such Seller's name in Exhibit A.

       Section 3.4   Subsidiaries.

              (a)    Other than the Subsidiaries set forth in Section
3.4(b) of the Corporation Disclosure Schedule, there are no corporations, partnerships, limited liability companies, joint ventures, business trusts, associations, or other entities (i) over which the Corporation has control (whether absolute or shared) or a right to exercise control, or (ii) in which the Corporation owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

              (b) Section 3.4(b) of the Corporation Disclosure Schedule sets forth the jurisdiction of incorporation of each Subsidiary, its authorized capital stock, the number and class or series of its issued and outstanding shares of capital stock, and the current ownership by Corporation and its Subsidiaries of such shares (collectively, the "Subsidiary Shares"). The Subsidiary Shares constitute all the issued and outstanding shares of capital stock of the Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights. There are no existing subscriptions, options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Subsidiary obligating any Subsidiary, directly or indirectly, to issue, sell, or otherwise transfer, or repurchase, redeem, or otherwise acquire any shares of its capital stock. Either Corporation or another Subsidiary owns the Subsidiary Shares issued by the respective Subsidiaries free and clear of all Encumbrances, except Encumbrances arising out of, under or in connection with this Agreement. There are no voting trusts, shareholder

agreements, proxies or other agreements in effect with respect to the voting or transfer of the Subsidiary Shares.

       Section 3.5   No Conflicting Agreements or Articles Provisions.
Except as set forth in Section 3.5 of the Corporation Disclosure Schedule, the execution and delivery of this Agreement, the compliance with and performance of the terms and provisions of this Agreement, and the consummation of the transactions contemplated hereby by the Corporation will not (i) conflict with or result in the contravention or breach of the terms, conditions or provisions of, (ii) constitute a default (or an event which, with notice, lapse of time, or both, would constitute a default) under, (iii) result in any violation of, (iv) require the obtaining of any consent or approval of, the taking of any action of, the making of any filing with, or the giving of any notice to, any Person (except such consents, approvals, actions, filings and notices that will have been obtained, taken, made, given or effectively waived prior to the Closing, a true, correct and complete list of which is set forth in Section 3.5 of the Corporation Disclosure Schedule) as a result of or under the terms of,
(v) result in or give to any Person any right of termination, cancellation, acceleration, modification, or increased or accelerated rights, entitlements or payments under, or (vi) result in the creation or imposition of any Encumbrance upon the Corporation or any Subsidiary or any of their respective assets or the Corporation Shares under: (A) the Articles of Incorporation or Bylaws of the Corporation or any Subsidiary or any resolutions adopted by the shareholders or the Board of Directors or any committee of the Board of Directors of the Corporation or any Subsidiary; (B) any order, judgment, decree, license, permit, statute, law, rule, or regulation to which the Corporation or any Subsidiary or any of their respective assets is subject; or (C) any provision of any Contract to which the Corporation or any Subsidiary is party or by which the Corporation or any Subsidiary or any of their respective assets is bound except, in the case of clauses (B) and (C), for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate would not be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Corporation or any Subsidiary to consummate the transactions contemplated by this Agreement.

       Section 3.6 Consents, Approvals, Licenses, Etc. No Permit by or from, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Corporation or any Subsidiary in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except as set forth in Section 3.6 of the Corporation Disclosure Schedule, and except where the failure to obtain the Permit, or make the declaration, filing, registration, or notification would not have a Material Adverse Effect or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

       Section 3.7 Litigation. Except as set forth in Section 3.7 of the Corporation Disclosure Schedule, there is no action, suit, proceeding or investigation in progress or pending or, to the Knowledge of the Corporation or any Subsidiary, threatened or contemplated, at law or in equity, in any court or before or by any Governmental Authority against or relating to the Corporation or any Subsidiary or any of their respective properties, or the conduct of the Corporation's or any Subsidiary's business as presently operated or currently contemplated to be operated, which in any case would be reasonably likely to have a Material Adverse Effect or a material adverse

effect on the parties' ability to consummate the transactions contemplated by this Agreement.

       Except as set forth in Section 3.7 of the Corporation Disclosure Schedule, there is not presently outstanding against the Corporation or any Subsidiary any judgment, decree, injunction, ruling or order of any Governmental Authority which, insofar as it can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect.

       Section 3.8   Financial Statements.  The Corporation Disclosure
Schedule identifies the Financial Statements which have been furnished to the Buyer. The Financial Statements (i) have been prepared based upon and are consistent with the books and records of the Corporation and the Subsidiaries (which books and records are correct and complete in all material respects), and (ii) fairly present the financial position, results of operations, changes in shareholders' equity and cash flows of the Corporation on a consolidated basis as of the dates and for the periods set forth in such Financial Statements, in accordance with GAAP applied consistently throughout the periods involved, except normal year-end audit adjustments with respect to the Interim Financial Statements. The balance sheets included in the Financial Statements accurately reflect all properties and assets of the Corporation and each Subsidiary, whether real, personal or mixed, which are required to be reflected on such balance sheets in accordance with GAAP, consistently applied.

       Section 3.9 No Undisclosed Liabilities. The Corporation and its Subsidiaries have no Undisclosed Liabilities outstanding on the date of this Agreement, whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect, except (i) as set forth in Section 3.9 of the Corporation Disclosure Schedule or (ii) for normal and recurring current liabilities accruing in the ordinary course of business since the Balance Sheet Date.

       Section 3.10 Compliance with Laws: Permits. The Corporation and the Subsidiaries have complied with, and are not in violation of, and have not received any notices of violation with respect to, any federal, state or local statute, law, regulation or ordinance with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect.

       Section 3.11 No Adverse Changes. Since the Balance Sheet Date, except as set forth in Section 3.11 of the Corporation Disclosure Schedule or as contemplated by this Agreement, there has not been, occurred or arisen:

                     (i) any change, destruction or loss not covered by insurance with respect to the Corporation or any Subsidiary having a Material Adverse Effect;

                     (ii) any material change by the Corporation and any Subsidiary in its accounting methods, principles, or practices;

                     (iii) any material revaluation of any of the assets of the Corporation or any Subsidiary, including, without limitation, writing down the value of inventory; or


                     (iv) any other event that resulted in a Material Adverse Effect.

       Section 3.12  Certain Transactions.  Except as set forth in Section
3.12 of the Corporation Disclosure Schedule, to the Knowledge of the Corporation or any Subsidiary:

                     (i) No (A) Seller, and no Family Member, Affiliate or Associate of any Seller (other than the Corporation and its Subsidiaries),
(B) no officer, director or other Affiliate of the Corporation or any Subsidiary ("Company Affiliate"), and (C) no Associate or Family Member of any Company Affiliate ("Related Party") directly or indirectly (1) sells to or purchases from the Corporation or any Subsidiary any products or services in any material amount, (2) has any interest in any corporation, partnership, limited liability company, proprietorship or other entity which sells to or purchases from the Corporation or any Subsidiary any products or services in any material amount, (3) has any cause of action or claim against the Corporation or any Subsidiary in any material amount; or (4) has a beneficial interest in any Contract to which the Corporation or any Subsidiary is a party or by which it or its assets is bound;

                     (ii) The Corporation is not, and no Subsidiary is, indebted, either directly or indirectly, to any Related Party in any amount other than current obligations for payments of salaries, bonuses and other fringe benefits for past services rendered and recorded on the books of the Corporation or a Subsidiary;

                     (iii) The Corporation is not, and no Subsidiary is, indebted to any Seller in any amount for any management fees referenced in
Section 5 of that certain Shareholders Agreement among the Corporation and certain of the Sellers dated as of May 6, 1994; and

                     (iv) No Related Party is indebted to the Corporation or any Subsidiary.

       Section 3.13  Benefit Plans.

              (a) Corporation and each Subsidiary has made available to Buyer true and correct copies of all Benefit Plans and, to the extent applicable, all related trust agreements, summary plan descriptions, actuarial reports, Annual Report Form 5500s, IRS determination letters, insurance contracts, administrative service agreements, maintained for the benefit of, or relating to, any current or former employee of Corporation, each Subsidiary, and any ERISA Affiliate.

              (b) With respect to the Benefit Plans, individually and in the aggregate, (i) no event has occurred, and to the Knowledge of Corporation, there exists no condition or set of circumstances in connection with which Corporation could be subject to any liability that is reasonably expected to have a Material Adverse Effect under ERISA, the Code or any other applicable law, and (ii) the Benefit Plans have been administered and operated in accordance with their terms and in all material respects in accordance with the Code, ERISA and the rulings and regulations thereunder. The representations, warranties and agreements in Sections 4.8, 4.9 and 6.11 are included as if set forth in full herein and are made by the Corporation.

              (c) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued, and there are no

unfunded benefit obligations which have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP in the Financial Statements, which obligations are reasonably expected to have a Material Adverse Effect.

              (d) With respect to each Benefit Plan, to the Knowledge of the Corporation, neither such Benefit Plan, nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction which would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code (unless an exemption was available), nor has any such person been involved in or caused the ESOP to be involved in a breach of fiduciary duty under Section 404 of ERISA, which could create a liability that is reasonably expected to have a Material Adverse Effect.

              (e) Except as set forth in Schedule 3.13 of the Corporation Disclosure Schedule, neither the Corporation nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement,
(ii) agreement with any officer or other key employee of the Corporation or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a change in control of the Corporation or other transaction involving the Corporation of the nature contemplated by this Agreement, (iii) agreement with any officer of the Corporation or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of One
Hundred Thousand Dollars ($100,000) per annum, (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (v) agreement or commitment to provide health care, life insurance or other benefits after termination of employment, except for retirement benefits under the Corporation's retirement plans or except as required under COBRA.

              (f) Nothing contained in this Agreement shall limit or restrict the Corporation's or the Buyer's right from and after the Closing Date to amend or modify any Benefit Plan in such manner as the Corporation or the Buyer deems appropriate or to terminate a Benefit Plan.

       Section 3.14  Tax Matters.

              (a) The Corporation and each Subsidiary have (i) filed when due (after taking into account applicable extensions) with the appropriate federal, state, local, foreign and other governmental agencies all Tax Returns required to be filed by them, and (ii) paid when due and payable all Taxes owed by them or, to the extent of Taxes not yet due and payable, have accrued or otherwise adequately reserved on the Financial Statements in material compliance with GAAP for the payment of such Taxes not yet due and payable. All such Tax Returns are correct and complete in all material respects. Complete and accurate copies of all such Tax Returns due or filed since January 1, 1994 have been furnished or made available to the Buyer. The Corporation and each Subsidiary set forth in Section 3.14(a) of the Corporation Disclosure Schedule is a member of the affiliated group (as defined in Section 1504 of the Code) of corporations filing a

consolidated federal income tax return of which the Corporation is the common parent. The Corporation has included the Subsidiaries in its consolidated federal income Tax Returns, and in its consolidated, combined or unitary state or local Tax Returns, to the extent set forth in Section 3.14(a) of the Corporation Disclosure Schedule, the Corporation has not and no Subsidiary has (A) obtained an extension of the time within which to file any Tax Return that has not yet been filed, or (B) received notice from any Governmental Authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

              (b) There are no Taxes assessed or, to the Knowledge of the Corporation or any Subsidiary, asserted in respect of any Tax Returns filed by the Corporation or any Subsidiary or claimed to be due by any taxing authority or otherwise that are not accrued or adequately reserved for on the Financial Statements in accordance with GAAP. The Corporation is not, and no Subsidiary is, a party to any action or proceeding, and to the Corporation's or any Subsidiary's Knowledge, no action or proceeding is threatened or contemplated, for the assessment or collection of any Taxes, and no deficiency notices or reports have been received by the Corporation or any Subsidiary in respect of any Tax. To the Knowledge of the Corporation or any Subsidiary, no Tax Return of the Corporation or any Subsidiary is currently being audited or, to the Corporation's or any Subsidiary's Knowledge, is scheduled for future audit by the IRS or any other taxing authority (whether foreign or domestic). The Corporation has not, and no Subsidiary has, executed or filed with the IRS or any other taxing authority (whether foreign or domestic) any agreement, waiver, or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes, which extension or waiver is still in effect. No requests for ruling or determination letters filed by the Corporation or any Subsidiary are pending with any taxing authority. Except with respect to the consolidated group of which the Corporation is the parent, the Corporation is not, and no Subsidiary is, a party to any Tax allocation or sharing agreement with any other entity or has any liability or obligation to any other entity under any such agreement that previously was in effect. The Corporation does not have, and no Subsidiary has, any liability to any Person with respect to Taxes paid, owed or to be paid for periods of time during which the Corporation or any Subsidiary or any predecessor of such entity was a member of a consolidated group other than the consolidated group of which the Corporation is or was the common parent. Neither the Corporation nor any Subsidiary has been a "real property holding corporation" (within the meaning of Section 897(c)(2) of the Code) during the five-year period ending on the Closing Date.

       Section 3.15  Contracts.

              (a) Section 3.15 of the Corporation Disclosure Schedule sets forth each of the following Contracts to which the Corporation, any Subsidiary or the ESOP is a party: (i) any Contract for borrowed money or deferred portion of purchase price; (ii) any loan agreement, credit agreement, promissory note, guarantee, indenture, subordination agreement, letter of credit, use of credit, interest rate or foreign currency protection agreement or any other similar type of Contract; (iii) any consulting or other Contract with attorneys, accountants, actuaries, appraisers, investment bankers, lobbyists, government relations persons or other professional advisers providing for total payments equal to or in excess of Twenty Five Thousand Dollars ($25,000) and that cannot be terminated by

the Corporation without penalty on 30 days or less notice; (iv) any Contract (except for Contracts with customers) which, in whole or in part, (A) presently restricts or precludes the Corporation or any present or future Subsidiary or Affiliate of the Corporation from conducting any business anywhere in the world, or (B) upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect;
(v) any Contract that involves aggregate payments by or to the Corporation or any Subsidiary in excess of Twenty Five Thousand Dollars ($25,000) and that cannot be terminated by the Corporation without penalty on 30 days or less notice; and (vi) any indemnification agreement (except those entered into in the ordinary course of business), guaranty or power of attorney granted to any Person (other than the Corporation or a Subsidiary). The Corporation has delivered or otherwise made available to the Buyer true, correct and complete copies of the Contracts set forth in Section 3.15 of the Corporation Disclosure Schedule, together with all amendments, waivers, modifications, supplements or side letters affecting the obligations of any party under such Contracts.

              (b) Except as set forth opposite or otherwise as part of the description of such Contract in Section 3.15 of the Corporation Disclosure
Schedule:
                     (i) Since January 1, 1998, no party to any Contract listed in Section 3.15 to the Corporation Disclosure Schedule has given to the Corporation or any Subsidiary notice of any breach or default under any such Contract by the Corporation or a Subsidiary which has not been cured or waived;

                     (ii) the Corporation is not, and no Subsidiary is, in violation or breach of or default of any material term under any Contract listed in Section 3.15 to the Corporation Disclosure Schedule in any respect or, with notice or lapse of time or both, would be in violation or breach of or default under any such Contract; and, to the Knowledge of the Corporation or any Subsidiary no other party to any such Contract is in violation or breach of or default under any such Contract or, with notice or lapse of time or both, would be in violation or breach of or default under any such Contract; and

                     (iii) No consent by or of any party to any Contract listed in Section 3.15 to the Corporation Disclosure Schedule is required in order to consummate the transactions contemplated by this Agreement without causing a breach or violation of or a default under such Contract.

       Section 3.16 Leased Property. Set forth in Section 3.16 of the Corporation Disclosure Schedule is a true, complete and correct list of all leases, licenses or similar arrangements in respect of the use of real or personal property by the Corporation or any Subsidiary which, in the case of personal property arrangements, require payments in excess of $25,000 by the Corporation or any Subsidiary. Each Lease is in full force and effect, has not been amended or modified in any way, and the Corporation is not, and no Subsidiary is, in violation or breach of or default under any material term of any such Lease, nor has any event occurred which, with the passage of time or action by a third party, could constitute such a violation, breach or default. To the best of the Corporation's or any Subsidiary's Knowledge, no other party to any Lease is in violation or breach of or default under the terms of such Lease, nor has any event occurred which, with the passage of time or action by a third party, could constitute such a violation, breach or default. Except as set forth opposite

or otherwise as part of the description of such Lease in Section 3.16 of the Corporation Disclosure Schedule, no consent by or of any party to any such Lease is required in order to consummate the transactions contemplated by this Agreement without causing a breach or violation of, a default under such Lease or increased charges under such Lease.

       Section 3.17 Intellectual Property. The Corporation or a Subsidiary either has all right, title and interest in (free and clear of all Encumbrances), or a valid and binding license to use, all of the Intellectual Property used by the Corporation or any Subsidiary in the conduct of their respective businesses, except to the extent that the failure to have such rights has not had and would not be reasonably likely to have a Material Adverse Effect. Except as disclosed in Section 3.17 of the Corporation Disclosure Schedule, (i) all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect, (ii) the Corporation has and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their respective trade secrets which Corporation or the Subsidiary considers to be material, and (iii) the Corporation is not, and no Subsidiary is, and the Corporation has not, and no Subsidiary has, received any notice that it is, in violation or breach of or default under (or with the giving of notice or lapse of time or both, would be in violation or breach of or default under) any license to use such Intellectual Property, except to the extent that the failure to have such rights has not had and would not be reasonably likely to have a Material Adverse Effect. The Corporation has not, and no Subsidiary has, received notice that the Corporation or any Subsidiary is infringing any Intellectual Property of any other Person; no claim is pending or, to the Knowledge of the Corporation or any Subsidiary, has been made to such effect that has not been resolved; and to the Knowledge of the Corporation or any Subsidiary, the Corporation is not, and no Subsidiary is, infringing any Intellectual Property rights of any other Person, which infringement would be reasonably likely to have a Material Adverse Effect.

       Section 3.18 Compliance with Environmental Laws. Except as set forth in Section 3.18 of the Corporation Disclosure Schedule, and except where any such matters or violations would, individually or in the aggregate, not be reasonably expected to have a Material Adverse Effect,
(i) the Corporation has not, and no Subsidiary has, generated, used, manufactured, processed, distributed, handled, transported, treated, stored, released or disposed of, and has not suffered or permitted anyone else to generate, use, manufacture, process, distribute, handle, transport, treat, store, release or dispose of, any Hazardous Substance in violation of any Environmental Laws; (ii) there has not been any generation, use, manufacture, processing, distribution, handling, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility leased or owned by the Corporation or any Subsidiary, or to the Knowledge of the Corporation or any Subsidiary, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any Governmental Authority; (iii) to the Knowledge of the Corporation or any Subsidiary, no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located at any property or facility of the Corporation or any Subsidiary; (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business

has been and is being handled or dealt with in compliance with any Environmental Laws; (v) there are no investigations, proceedings, actions, orders, claims or notices that are pending, anticipated or, to the Knowledge of the Corporation or any Subsidiary threatened or contemplated against the Corporation or any Subsidiary or involving the Business and relating to Environmental Laws; and (vi) the Corporation has not received, and no Subsidiary has received, any notice of, and the Corporation does not have Knowledge of or suspect, and no Subsidiary has Knowledge of or suspects, any facts which relate to the ownership or operation of the Business or any of the properties or facilities of the Corporation or any Subsidiary and that might constitute a violation of any Environmental Laws.

       Section 3.19 No Brokers. Other than Trenwith Securities, Inc., no broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of the Sellers or the Corporation (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by such parties in connection with the transactions contemplated by this Agreement, and neither the Buyer nor the Corporation shall have any liability for any broker's fee, finder's fee, consultant's fee or similar third party remuneration payable by reason of any action of the Sellers or the Corporation.

       Section 3.20 Books and Records. The accounting books, minute books, share transfer records, and other records of the Corporation and each Subsidiary, all of which have been made available to the Buyer, are complete and correct in all material respects and to the Knowledge of the Corporation, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the 1934 Act (regardless of whether or not the Corporation is subject to that Section), including the maintenance of an adequate system of internal controls. At the Closing, all such books and records will be in the possession of the Corporation.

       Section 3.21 Title to Properties; Encumbrances. (a) There is no real property owned by the Corporation or any Subsidiary.

       (b) The Corporation or any Subsidiary owns all the properties and assets (whether tangible or intangible) that it purports to own located in the facilities operated by the Corporation or any Subsidiary or reflected as owned in the books and records of the Corporation or any Subsidiary, including all of the properties and assets reflected in the Balance Sheet and the Interim Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in Section
3.16 of the Corporation Disclosure Schedule and personal property sold since the date of the Balance Sheet and the Interim Financial Statements, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Corporation or any Subsidiary since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice).

       Section 3.22 Condition and Sufficiency of Assets. To the Knowledge of the Corporation, the buildings, structures, and equipment of the Corporation and any Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put.

       Section 3.23 Accounts Receivable. All accounts receivable of the Corporation or any Subsidiary that are reflected on the Balance Sheet and on the Closing Balance Sheet (collectively, the "Accounts Receivable")

represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid before the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheet or the Interim Financial Statements.

       Section 3.24 Inventory. All inventory of the Corporation or any Subsidiary is usable and salable in the ordinary course of business.

       Section 3.25 Insurance. The Corporation and each Subsidiary has obtained and maintains insurance policies as listed on Schedule 3.25, and all such policies are in full force and effect. All premiums due on such policies have been paid, and the Corporation or any Subsidiary has not received any notice of cancellation with respect thereto. The Corporation or any Subsidiary has no obligation, liability or indebtedness for premiums or for retrospective premium adjustments for any period through the date hereof. The Corporation Disclosure Schedule lists the types, amounts of coverage and deductibles of all such insurance policies, and true, correct and complete copies thereof have been delivered to the Buyer.

       Section 3.26 Labor Relations; Compliance. Since December 31, 1994, the Corporation and any Subsidiary has not been and is not a party to any collective bargaining or other labor Contract. Since December 31, 1994, there has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing or work stoppage,
(b) any proceeding against or affecting the Corporation or any Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting the Corporation or any Subsidiary or their respective premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that is likely to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Corporation or any Subsidiary, and no such action is contemplated by the Corporation or any Subsidiary. To the Knowledge of the Corporation, the Corporation and any Subsidiary has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health. To the Knowledge of the Corporation, neither the Corporation nor any Subsidiary is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

       Section 3.27 Certain Payments. Since December 31, 1994, the Corporation or any Subsidiary has not and no director, officer, agent or employee of the Corporation, any Subsidiary, or any other Person associated with or acting for or on behalf of the Corporation or any Subsidiary, has directly or indirectly (a) made any bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Corporation, any


Subsidiary or any Affiliate, or (iv) in violation of any legal requirement,
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Corporation or any Subsidiary.

     Section 3.28 Disclosure. No representation or warranties of the Corporation and no statement in the Corporation Disclosure Schedule fails to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
There is no fact known to the Corporation that has specific application to the Corporation or any Subsidiary (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Corporation or any Subsidiary (on a consolidated basis) that has not been set forth in this Agreement or the Corporation Disclosure Schedule.

                                    ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

       Each Seller, except the ESOP, severally and not jointly, represents and warrants to the Buyer that the statements contained in Sections 4.1 to
4.7 of this Agreement are true and correct, except as set forth in the Seller Disclosure Schedule. The Plan Administrative Committee (the "Committee"), as a named fiduciary of the ESOP, represents and warrants to the Buyer that the statements contained in Sections 4.1 to 4.8 of this Agreement are true and correct, except as set forth in the Seller Disclosure Schedule. First National Bank of San Diego, as the directed trustee ("Trustee") of the ESOP, represents and warrants to the Buyer only that the statements contained in Section 4.9 are true and correct.

       Section 4.1 Capacity; Execution; Validity; Binding Effect. Such Seller has the full power and capacity necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by such Seller and, assuming due execution and delivery by the other parties, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       Section 4.2 Share Ownership. Except as set forth on Section 4.2 of the Seller Disclosure Schedule, there is no existing subscription, option, warrant, call, right, commitment or other agreement (whether preemptive or contractual) to which such Seller is a party requiring, and there are no convertible securities of the Corporation owned or held by such Seller which upon conversion would require, directly or indirectly, the issuance of any additional capital shares of the Corporation or other securities convertible into or exercisable or exchangeable for capital shares of the Corporation or any other equity security of the Corporation, and there are no obligations (contingent or otherwise) of such Seller to purchase or otherwise acquire any outstanding capital shares of the Corporation. The Corporation
Shares to be sold by such Seller pursuant to this Agreement will be delivered to the Buyer free and clear of all Encumbrances (except Encumbrances arising out of, under or in connection with this Agreement),

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and such delivery will not be in violation of any preemptive rights.  Such
Seller is the sole beneficial owner of the Corporation Shares listed beside such Seller's name on Exhibit A, and has the full legal right and power to sell, convey, transfer, and assign such Corporation Shares to the Buyer pursuant to this Agreement. Such Seller is not a party to any shareholder agreement, voting agreement, voting trust, proxy or other agreement with respect to the voting or transfer of the Corporation Shares.

       Section 4.3 No Other Rights. No Person (other than the Buyer as provided in this Agreement) has any agreement or option or any right or privilege (whether preemptive or contractual) capable of becoming an agreement or option for the purchase from such Seller of any of the Corporation Shares being transferred by such Seller to the Buyer pursuant to this Agreement.

       Section 4.4 No Conflicting Agreements. The execution and delivery of this Agreement, the compliance with and performance of the terms and provisions of this Agreement, and the consummation of the transactions contemplated herein by such Seller will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a violation or breach of default (or an event which, with notice, lapse of time, or both, would constitute a default) under, (iii) result in any violation of, (iv) require the obtaining of any consent or approval of, the taking of any action of, the making of any filing with, or the giving of any notice to, any Person (except such consents, approvals, actions, filings and notices that will have been obtained, taken, made, given, or effectively waived prior to the Closing, a true, accurate and complete list of which is set forth in Section 4.4 of the Seller Disclosure Schedule) as a result of or under the terms of, (v) result in or give to any Persons any right of termination, cancellation, acceleration, modification, or increased or accelerated rights, entitlements or payments under, or (vi) result in the creation or imposition of any Encumbrance upon such Seller under: (A) any provision of any Contract to which such Seller is a party or by which it or any of its assets is bound, or (B) any order, decree, license, permit, statute, law, rule or regulation to which such Seller is subject.

       Section 4.5 Consents, Approvals, Licenses, Etc. Except for any consent, approval, authorization, license, order or Permit that is also required to be obtained by the Corporation, the Buyer or any other Seller, no consent, approval, authorization, license, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

       Section 4.6 Litigation. There is no action, suit, proceeding or investigation in progress or pending to the Knowledge of such Seller which affects this Agreement or the Corporation Shares or any action taken or to be taken or documents executed or to be executed by such Seller pursuant to or in connection with the provisions of this Agreement, or that would otherwise prevent the consummation of the transactions by such Seller contemplated by this Agreement. There is no present state of facts or circumstances of which such Seller has Knowledge which might reasonably be expected to result in any such action, suit, proceeding or investigation.

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       Section 4.7   No Brokers.  Except as set forth in Section 3.19, no
broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of such Seller (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by such parties in connection with the transactions contemplated by this Agreement, and except as set forth in Section 3.19, neither the Buyer nor the Corporation shall have any liability for any broker's fee, finder's fee, consultant's fee or similar third party remuneration payable by reason of any action of such Seller.

       Section 4.8 Satisfaction of Fiduciary Obligations. In making the Committee's decision to direct the Trustee to sell the Corporation Shares owned by the ESOP pursuant to this Agreement, the Committee discharged its duties and conducted the inquiries and deliberations regarding such decision to sell (i) in accordance with the terms of the ESOP document and
(ii) after consultation with and consistent with the advice provided by independent legal counsel and financial experts, including the fairness opinion of Duff & Phelps dated June 8, 1998.

       Section 4.9 Representations of the ESOP Trustee. The Trustee is entering into this Agreement solely in its capacity as the legal owner of the Corporation Shares held by the ESOP and as a directed trustee as defined in ERISA. It represents that it has been directed by the Committee to sell the Corporation Shares held by the ESOP pursuant to this Agreement and that such direction is in accordance with the terms of the ESOP and not contrary to the terms of ERISA.

                                     ARTICLE 5.

                        REPRESENTATIONS AND WARRANTIES OF BUYER

       The Buyer represents and warrants to the Sellers that the statements contained in this Article 5 are true and correct, except as set forth in the Buyer Disclosure Schedule.

       Section 5.1 Organization, Etc. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

       Section 5.2 Authorization; Execution; Binding Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary corporate action on the part of the Buyer, and this Agreement has been duly executed and delivered by the Buyer. Assuming due execution and delivery by the other parties, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       Section 5.3 No Conflicting Agreements or Charter Provisions. The execution and delivery of this Agreement, the compliance with and performance of the terms and provisions of this Agreement, and the consummation of the

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transactions contemplated hereby by the Buyer will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default (or an event which, with notice, lapse of time, or both, would constitute a default) under, (iii) result in any violation of, (iv) require the obtaining of any consent or approval of, the taking of any action of, the making of any filing with, or the giving of any notice to, any Person (except such consents, approvals, actions, filings and notices that will have been obtained, taken, made, given, or effectively waived prior to the Closing, a true, correct and complete list of which is set forth in Section
5.3 of the Buyer Disclosure Schedule) as a result of or under the terms of, or (v) result in or give to any Person any right of termination, cancellation, acceleration, modification, or increased or accelerated rights, entitlements or payments under (A) the Articles/Certificate of Incorporation or Bylaws of the Buyer, (B) any provision of any material Contract to which the Buyer is a party, or by which the Buyer or any of its assets is bound, or (c) any order, judgment, decree, license, permit, statute, law, rule or regulation to which the Buyer or any of its assets is subject.

       Section 5.4 Litigation. There is no action, suit, proceeding or investigation in progress or pending or, to the Knowledge of the Buyer, threatened in writing, at law or in equity, in any court or before or by any Governmental Authority against the Buyer that would prevent the Buyer from consummating the transactions contemplated by this Agreement, nor is there any present state of facts or circumstances of which the Buyer has Knowledge which might reasonably be expected to result in or form the basis of any such action, suit, proceeding or investigation.

       Section 5.5 Investment Intent. The Buyer is acquiring the Corporation Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer will not sell or otherwise dispose of any Corporation Shares, except in compliance with the 1933 Act and any applicable state securities laws.

       Section 5.6 No Brokers. Other than Schroders & Co. Inc., no broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of the Buyer (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understanding made by the Buyer in connection with the transactions contemplated by this Agreement. The Sellers shall not have any liability for any broker's fee, finder's fee, consultant's fee or similar third party remuneration payable by reason of any action of the Buyer.

                                     ARTICLE 6.

                     COVENANTS OF SELLERS, BUYER AND CORPORATION

       Section 6.1   Investigation of Business; Access to Properties and
Records.

              (a) Subject to restrictions contained in confidentiality agreements to which such party is subject with respect to any information relating to any third party, prior to the Closing or termination of this Agreement, the Corporation shall give to the Buyer and its legal counsel, accountants, lenders and other representatives reasonable access during normal business hours to all of the Corporation's and the Subsidiaries' properties (including books, contracts, commitments and records) for inspection (including financial, legal and environmental), and shall permit

them to consult with each Seller and with management employees of the Corporation and the Subsidiaries to allow the Buyer full opportunity to make such investigations as are necessary to review the affairs of the Corporation and the Subsidiaries. If, prior to Closing, the Buyer discovers any breach by any Seller or the Corporation of any representation or warranty contained in this Agreement or any circumstances or condition that, to the Knowledge of the Buyer would constitute such a breach, the Buyer will notify the Sellers promptly of such facts known to the Buyer and the nature of the breach.

              (b) For the period between the Balance Sheet Date and the Closing Date (commencing with the April 1998 statements), the Corporation shall deliver to the Buyer, as soon as available but not later than thirty
(30) days after the end of each month with respect to monthly financial statements and not later than forty-five (45) days after the end of each quarter with respect to quarterly financial statements, unaudited condensed consolidated monthly and quarterly financial statements of the Corporation. Such financial statements, which shall reflect comparative periods from the preceding year, shall include (i) a balance sheet as of the end of such period, (ii) statements of income cash flows, and (iii) per store profit and loss statements and comparative store sales figures for the period then ended, all of which shall be prepared from and be, in all material respects, in accordance with the books and records of the Corporation and its Subsidiaries, and shall otherwise be prepared on a basis consistent with the Corporation's past practices with respect to monthly and quarterly financial statements.

              (c) Any information provided to or obtained by any party to this Agreement, its legal counsel, accountants, lenders or other representatives pursuant to this Agreement shall be held by such party, its representatives and lenders in accordance with, and shall be subject to the terms of, the Confidentiality Agreement.

       Section 6.2   Regulatory and Other Authorizations.

              (a) Subject to the limitations set forth in this Section 6.2, each of the Sellers, the Corporation and the Buyer shall take all reasonable actions to obtain all Permits of all Governmental Authorities that may be or become necessary for the execution and delivery of this Agreement and the performance of their respective obligations pursuant to this Agreement (which actions shall include, without limitation, furnishing all information and obtaining all approvals required under the HSR Act), and will cooperate fully with one another in promptly seeking to obtain all such Permits. Each party to this Agreement agrees to provide information requested by any Governmental Authority or the other party in connection with obtaining such Permits, and agrees not to take any action that will have the effect of delaying, impairing or impeding the receipt of any required Permits.

              (b) Notwithstanding anything in Section 6.2(a) to the contrary, the Buyer shall coordinate on behalf of all parties the obtaining of all such Permits. The Buyer and the Corporation shall by mutual agreement determine the substance of all communications and filings made by the parties with any Governmental Authority regarding the transactions contemplated by this Agreement, including without limitation:


                     (i) the extent to which it may be necessary to resolve or settle any concerns on the part of any Governmental Authority regarding the legality under any federal, state or local law of the transactions contemplated by this Agreement by entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, agreeing to any restrictions on the conduct of business after Closing by the Buyer or the Corporation or any Subsidiary, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets or businesses of the Buyer, including, after the Closing, the Corporation or any Subsidiary;

                     (ii)  contesting the entry in a judicial or
administrative proceeding brought under any federal, state or local law by any Governmental Authority or any other Person of any permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement unlawful or would prevent or delay the transactions, including, without limitation, taking the steps contemplated by Section 6.2(b)(i);

                     (iii) if such an injunction or order has been issued in such a proceeding, taking any and all steps, including, without limitation, appeal thereof, the posting of a bond or the steps contemplated by Section 6.2(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit the consummation of the transaction on the schedule contemplated by this Agreement;

                     (iv) responding to and complying with any request or subpoena for additional information by any Governmental Authority; and

                     (v) determining any other appropriate response or initiative to avoid or eliminate impediments under any federal, state or local law that may be asserted by any Governmental Authority or any other Person to the consummation of the transactions contemplated by this Agreement.

       Section 6.3 Reasonable Efforts; Consents and Notifications. Subject to the terms and conditions provided in this Agreement, each Seller, the Corporation and the Buyer each will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with one another in connection with the foregoing, including using all reasonable efforts:

                     (i) to obtain all necessary waivers, consents, releases and approvals from other parties to loan agreements, Leases, guarantees and other Contracts;

                     (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and

                     (iii) to fulfill all conditions to this Agreement.


       Section 6.4 Further Assurances. The Sellers, the Corporation and the Buyer agree that, from time to time, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes of this Agreement.

       Section 6.5 Conduct of Business of the Corporation and Subsidiaries. From the date of this Agreement through the Closing, except as otherwise provided by this Agreement or consented to or approved by the Buyer in writing, the Corporation covenants and agrees that (and the Sellers covenant and agree as expressly noted below that):

                     (i) the Corporation and the Subsidiaries shall operate their businesses in the ordinary and usual course in all material respects in accordance with past practices;

                     (ii) the Corporation (and the Sellers acting with respect to the shares of the Corporation) shall not, and no Subsidiary shall, issue, purchase or agree to purchase, sell or agree to issue or sell:

                           (A)    any of its capital shares; or

                           (B)    any securities convertible into or
evidencing the right to purchase, or options with respect to, or rights to subscribe for, any of its capital shares;

                     (iii) the Corporation shall not, and no Subsidiary shall, (and the Sellers acting with respect to the capital shares of the Corporation shall not) amend its Articles of Incorporation or Bylaws or declare or pay any dividend (whether in cash or property) or declare or effect any stock split, reclassification or other change in capital structure;

                     (iv) the Corporation and the Subsidiaries shall maintain their respective books and records in the usual, regular and ordinary manner consistent with past practice;

                     (v) the Corporation and the Subsidiaries shall comply in all material respects with all applicable laws; and

                     (vi) the Corporation shall not, and no Subsidiary shall,:

                           (A)    enter into or consummate any joint venture,
partnership or other similar arrangement or form any other new arrangement for the conduct of its business or acquire or enter into any agreement or letter of intent to acquire, by merger, consolidation, or purchase of stock or assets, any business, entity or Person;

                           (B)    purchase any material assets or securities
of any Person, except for asset purchases in the ordinary course of its business for individual amounts not in excess of Twenty Five Thousand Dollars ($25,000);

                           (C)    enter into any transactions, commitments or
obligations outside the ordinary course of business or incur any indebtedness, including notes payable, current maturities of long-term debt or capital

lease obligations, except for trade payables and other normal items accrued as current liabilities;

                           (D)    take or agree to take any action prohibited
by this Section 6.5 or that would be reasonably likely to cause any representation or warranty made by the Corporation or any Seller in this Agreement to be untrue or inaccurate in any material respect at the Closing Date;

                           (E)    take any action to amend or terminate any
Benefit Plan or to adopt any other plan, program, arrangement or practice providing benefits for or compensation to or on behalf of its employees or former employees before the Closing Date, except as required by applicable law;

                           (F)    increase the base compensation or bonus,
incentive, severance or other benefit plan of any employee, consultant or agent, except for increases in base annual salaries in the ordinary course of business; or

                           (G)    grant any Encumbrance on any asset, except
for Permitted Encumbrances.

       Section 6.6 Preservation of Business. Subject to the terms and conditions of this Agreement and except as otherwise provided by this Agreement, the Corporation and the Subsidiaries shall use reasonable efforts to:

                     (i) preserve the business of the Corporation and the Subsidiaries and keep generally available to the Corporation and the Subsidiaries the services of the employees, officers, consultants, contractors and agents of the Corporation and the Subsidiaries;

                     (ii) preserve generally the goodwill of customers, suppliers, creditors and others having business relations with the Corporation or any Subsidiary; and

                     (iii) continue performance in the ordinary course of their respective obligations under all Contracts to which the Corporation or any Subsidiary is a party or by which it or its assets are bound.

       In connection with the operation of the Business between the date of this Agreement and the Closing, the Corporation shall confer in good faith on a regular and frequent basis with one or more designated representatives of the Buyer (which representatives shall have been designated by the Buyer to the Corporation in writing) with respect to material matters affecting or impacting the operations of the Corporation or any Subsidiaries and shall consult in general with respect to the ongoing operations of the Corporation and the Subsidiaries. The Corporation and the Sellers shall cooperate with the Buyer in its efforts to communicate with the employees, consultants, professionals, agents and others having business relationships with the Corporation regarding the transition of the Corporation's business to ownership by the Buyer.

       Section 6.7 Announcements. Neither the Sellers, the Corporation, the Subsidiaries or the Buyer, nor any agent nor any Affiliate of any of the

foregoing, shall make any public statements, including, without limitation, any press releases or other public disclosure, with respect to this Agreement and the transactions contemplated by this Agreement without the prior consent of the Buyer and the Corporation (which consent may not be unreasonably withheld or delayed), except as may be required by law or advisable under the rules of any securities exchange to which the Buyer is subject.

       Section 6.8 No Solicitation. From the date of this Agreement to the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with its terms, the Sellers agree that (A) they will not, and
(B) they will not authorize or permit any officer, director or employee of the Corporation or any Subsidiary, or any investment banker, attorney, financial advisor, accountant or other Person retained by any Seller or the Corporation or any Subsidiary, directly or indirectly (including by way of furnishing any information) to: (1) solicit, initiate, assist, encourage or accept any Takeover Proposal or any inquiries relating to a Takeover
Proposal or to make any proposals which could reasonably be expected to lead to any Takeover Proposal relating to the Corporation or any Subsidiary;
(2) engage in any negotiations with respect to, or otherwise attempt to consummate, a Takeover Proposal; (3) provide any public or nonpublic information concerning the Corporation or any Subsidiary to any Person in connection with any Takeover Proposal or to any Person whom any Seller or the Corporation or any Subsidiary knows or has reason to believe is in the process of planning or considering a Takeover Proposal; or (4) reach any agreement or understanding for or with respect to any Takeover Proposal.

       Section 6.9   Right to Update and Cure.

              (a) From time to time prior to the Closing, the Buyer, the Corporation and the Sellers shall update or amend their respective disclosure of any matter set forth or required to be set forth in their respective Disclosure Schedules to reflect any changes in (or any inaccuracies in) such Disclosure Schedule. For purposes of Section 7.1 or Section 8.1, any material change in a disclosure, representation or warranty made by the Corporation or any Seller shall entitle the Buyer to terminate this Agreement, unless the Buyer consents in writing to the material change or fails to object within 15 days of its receipt of written notice of such change. Notwithstanding anything in this Agreement to the contrary, any party that receives a material change in the disclosures may defer the Closing Date for up to five Business Days after receipt of such change, provided that the Closing Date shall not under any circumstances be deferred beyond the deadline specified in Section 10.1 hereof.

              (b) Prior to the Closing, each of the parties to this Agreement agrees to notify the other parties promptly in writing of, and contemporaneously will provide the other parties with true and complete copies of, any and all information or documents relating to, and will use all commercially reasonable efforts to cure before Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement under this Agreement to be breached or that renders or will render untrue any representation or warranty contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of the parties to this Agreement also agrees to notify the other parties promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made in this Agreement, whether occurring or arising before, on or after the date of this Agreement.


       Section 6.10  Indemnification of Directors and Officers.

              (a) The Corporation and the Buyer agree that the indemnification obligations set forth in the Corporation's Articles of Incorporation and Bylaws, in each case as of the date of this Agreement, shall survive the Closing and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Corporation or any of its Subsidiaries.

              (b) For a period of six years following the Closing Date, the Buyer shall provide or cause the Corporation to provide to the Corporation's current directors and officers liability insurance protection substantially equivalent in kind and scope as that provided by the Corporation's current directors' and officers' liability insurance policies; provided, however, that in no event shall the Buyer or the Corporation be required to expend in any one year an aggregate amount in excess of 100% of the annual premiums currently paid by the Corporation for such insurance, which maximum amount shall increase at a rate of 10% per annum; and, provided, further, that if during such period the annual premiums for such comparable insurance coverage exceed such amount, the Buyer shall be obligated to obtain a policy which, in the reasonable judgment of the Buyer, provides the best coverage available for a cost not exceeding such amount; and provided further, if the Buyer elects to purchase a six-year "tail" coverage policy, the premium will not exceed 400% of the annual premium.

              (c) The obligations of the Buyer and the Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 6.10 applies without the consent of such affected director, officer, employee, agent or other person (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section 6.10 applies shall be a third-party beneficiary of this Section 6.10).

              (d) The foregoing provisions are in addition to and not in limitation of any other rights of indemnification to which the directors and officers are entitled as a matter of law or the Corporation's Articles, bylaws or agreements.

       Section 6.11  Administration of the ESOP

       (a) The Committee, as a named fiduciary of the ESOP, represents and warrants with respect to the ESOP, as follows:

              (i) the ESOP has been administered and operated in accordance with its terms and in all material respects in compliance with ERISA, the Code and the regulations and rulings thereunder;

              (ii) to the Knowledge of the Committee, neither the ESOP, nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction which would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or


Section 4975 of the Code (unless an exemption was available), nor has any such person been involved in or caused the ESOP to be involved in a breach of fiduciary duty under Section 404 of ERISA;

              (iii) no claim has been made by a participant, beneficiary or governmental agency that the employer securities currently owned (and any employer securities owned previously) by the ESOP fail to meet the requirements of Sections 407 and 408 of ERISA and Sections 409 and 4975 of the Code;

              (iv) all indebtedness incurred by the ESOP to acquire employer securities has been paid in full and the ESOP does not currently have any indebtedness to any party;

              (v) no litigation or administrative or other proceeding is pending or threatened against the ESOP.

       (b) Nothing contained in this Agreement shall limit or restrict the Corporation's or the Buyer's right from and after the Closing Date to amend or modify the ESOP in such manner as the Corporation or the Buyer deems appropriate or to terminate the ESOP.

                                    ARTICLE 7.

                     CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

       The Buyer's obligation to consummate the Share Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived in writing by the Buyer in its sole discretion):

       Section 7.1 Representations; Warranties and Covenants of the Corporation and the Sellers. Subject to the second sentence of this
Section 7.1, the representations and warranties of the Corporation and the Sellers in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time). The Closing condition contained in this Section 7.1, as it relates to representations and warranties, shall be satisfied unless the inaccuracies in and breaches of such representations and warranties, without reference to materiality qualifiers, have or are likely to have an adverse effect on the Corporation and its Subsidiaries, taken as a whole, or on the Buyer's ownership of the Corporation Shares, of Two Hundred Fifty Thousand
Dollars ($250,000) or more. The covenants and agreements of the Corporation and the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

       Section 7.2 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consent, approvals, waivers, authorizations, qualifications and orders to be filed, made or obtained by the Buyer, the Corporation or any Seller in order to consummate the transactions contemplated by this Agreement (including, without limitation, any filings or actions required by the HSR Act, if applicable) shall have been filed, made or

obtained. The Sellers and the Corporation and the Subsidiaries shall have obtained the consent of the requisite parties to the agreements identified in Sections 3.6, 3.15 and 3.16 of the Corporation Disclosure Schedule, which consent shall be in form and substance reasonably satisfactory to the Buyer. The Corporation shall have obtained written enforceable waivers with respect to all existing breaches and any continuing breaches (including any breaches anticipated to continue in the ordinary course of the business of the Corporation and the Subsidiaries after the Closing) of agreement with respect to those Contracts and Leases identified in Sections 3.15 and
3.16 of the Corporation Disclosure Schedule, which waivers shall be in form and substance satisfactory to the Buyer.

       Section 7.3 No Injunction. There shall be no injunction, restraining order or decree of any nature of any Governmental Authority or other Person that is in effect and that (i) restrains, prohibits or makes illegal the consummation of the Share Purchase, or (ii) imposes conditions on the consummation of the Share Purchase not otherwise provided for in this Agreement.

       Section 7.4 Closing Deliveries. The Sellers shall have delivered or caused to be delivered to the Buyer the following:

              (i) True and correct copies of the Articles of Incorporation of the Corporation and each Subsidiary certified by the Secretary of State of the State of California as of a date not more than thirty (30) calendar days preceding the Closing Date, and true and correct copies of the Bylaws of the Corporation and each Subsidiary as in effect on the day prior to Closing, certified by the Secretary of the Corporation;

              (ii)   Certificates of good standing, current within thirty
(30) calendar days, relating to the Corporation and each Subsidiary from their respective states of incorporation and each other jurisdiction in which the Corporation or any Subsidiary is qualified to do business as a foreign corporation;

              (iii) A resolution of the Board of Directors of the Corporation authorizing the execution, delivery and performance by the Corporation of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary of the Corporation as remaining in full force and effect on the Closing Date;

              (iv) A certificate of the Secretary of the Corporation attesting to the incumbency of the officers of the Corporation executing this Agreement or any other certificates or agreements delivered by the Corporation to the Buyer at or prior to the Closing;

              (v) A certificate of the Chairman of the Board or President of the Corporation, attesting on behalf of such Seller or the Corporation, as the case may be, to the matters set forth in Section 7.1;

              (vi) A certificate of each of the Sellers, as requested by the Buyer, attesting to the matters set forth in Section 7.1;

              (vii) The certificates representing the Corporation Shares and other documents to be delivered by the Sellers as described in Section 2.3(a);


              (viii) The Audited Financial Statements for the fiscal year ended December 28, 1997;

              (ix) a pay-off letter from Wells Fargo Bank reflecting the satisfaction in full of all obligations to such Bank by the Corporation upon the payment of the amount specified on such letter, plus any other debt incurred after the date of this Agreement in accordance with the terms hereof;

              (x) Certificates of the appropriate officers or partners of any Seller that is an entity regarding the governing documents of such entity, the incumbency of any person executing any document on behalf of such entity in connection with the Share Purchase, and the ownership of the Corporation Shares by such entity, together with such other similar documents and certificates as counsel for the Buyer may reasonably request; and

              (xi)   ESOP Fairness Opinion from Duff & Phelps.

       Section 7.5 Absence of Litigation. No claim, action, suit, arbitration, investigation, inquiry or other proceeding by any Governmental Authority or other Person with respect to this Agreement or the transactions contemplated hereby shall be threatened or pending on the Closing Date and, up to the Closing, no party to this Agreement shall have been advised by any Governmental Authority (which advisory has not been officially withdrawn by such Governmental Authority on or prior to the Closing Date) that such Governmental Authority is reviewing this Agreement or the transactions contemplated hereby to determine whether to file or commence any litigation with respect to any aspect of this Agreement or the transactions contemplated hereby.

       Section 7.6 No Claim Regarding Stock Ownership or Sale Proceeds. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Corporation or any Subsidiary, or (b) is entitled to all or any portion of the Purchase Price payable for the Corporation Shares.

       Section 7.7 Opinion of Corporation and ESOP Counsel. The Corporation and ESOP shall have furnished the Buyer with a favorable opinion, dated the Closing Date, of their respective counsel, each in form and substance satisfactory to the Buyer and its counsel, to the effect set forth in Exhibit B attached hereto.

       Section 7.8 No Material Adverse Effect. Before the Closing Date, there shall have been no material change in the assets or liabilities, the business or condition (financial or otherwise), the results of operations, or prospects of the Corporation or any Subsidiary, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, that results in a Material Adverse Effect.


       Section 7.9 Environmental Assessment. The Buyer's environmental consultants shall have completed their inspection and evaluation of the properties, assets, business, operations, regulatory status and liabilities of the Corporation and each Subsidiary and shall have delivered to the Buyer and the Corporation a report detailing such inspection and evaluation reasonably satisfactory to the Buyer.

       Section 7.10 General Release. The directors of the Corporation and each Seller (other than the ESOP) shall execute and deliver a General Release in the form attached hereto as Exhibit C and the ESOP shall execute and deliver a General Release in the form attached hereto as Exhibit C-1.

       Section 7.11 Due Diligence Within ten (10) days immediately following the later of (i) the date that all requested due diligence materials have been delivered to the Buyer and (ii) the date of this Agreement, the Buyer and its representatives shall have completed their due diligence review of the Corporation's and each Subsidiary's financial statements, books, records, governmental filings, agreements, plans and other matters relating to the Corporation's and each Subsidiary's respective business, properties, assets, liabilities and affairs, and the Buyer shall be reasonably satisfied with the results thereof. Following said review period, the Buyer shall be deemed to have accepted all such matters other than specific items with respect to which the Buyer has given to the Corporation written objection and proposed cure. If the Corporation diligently and in good faith attempts to resolve any such objections of the Buyer, after five (5) days of its receipt of any such objection by the Buyer, it may inform the Buyer that it is unable to resolve the objection. The Buyer will then have five (5) days within which to inform the Corporation that it will either waive such objection or not. Within five (5) days after the Buyer has given notice to the Corporation that it will not waive any objection, the Corporation may terminate this Agreement by written notice to the Buyer.

       Section 7.12 Tax Return Filing. The Corporation shall have completed and filed its consolidated federal tax return for its fiscal year ended December 28, 1997 and there shall be no positions taken therein that the Buyer reasonably believes are contrary to law or regulation.

                                    ARTICLE 8.

                    CONDITIONS TO SELLERS' OBLIGATIONS TO CLOSE

       Each Seller's obligation to consummate the Share Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived in writing by such Seller, in its sole discretion):

       Section 8.1   Representations, Warranties and Covenants of the
Buyer. The representations and warranties of the Buyer in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date, or time), and the covenants and agreements of the Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.


       Section 8.2 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, waivers, authorizations, qualifications and orders to be filed, made or obtained by the Buyer, the Corporation or any Seller in order to consummate the transactions contemplated by this Agreement (including, without limitation, any filings or actions required by the HSR Act, if applicable) shall have been filed, made or obtained. The Buyer shall have obtained the consents identified in
Section 5.3 of the Buyer Disclosure Schedule, which consents shall be in form and substance reasonably satisfactory to the Corporation.

       Section 8.3 No Injunction. The condition set forth in Section 7.3 shall have been satisfied.

       Section 8.4 Closing Deliveries. The Buyer shall have delivered or caused to be delivered to the Corporation's legal counsel (in the case of clauses (i), (ii) and (iii) below) and to each Seller (in the case of clause
(iv) below) the following:

              (i) A certificate of the Secretary of the Buyer attesting to the incumbency of the officers of the Buyer executing this Agreement and any other certificates or agreements delivered by the Buyer to the Sellers at or prior to the Closing;

              (ii) A certificate of the Chairman of the Board or President of the Buyer attesting on behalf of the Buyer to the matters set forth in
Section 8.1;

              (iii) A resolution of the Board of Directors of the Buyer authorizing the execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary of the Buyer; and

              (iv)   The Closing Purchase Price payable in accordance with
Section 2.3 to each Seller (as specified in Section 2.2) pursuant to this Agreement.

       Section 8.5   Absence of Litigation.  The condition set forth in
Section 7.5 shall have been satisfied.

                                    ARTICLE 9.

                           SURVIVAL; SELLER LIABILITY

       Section 9.1 Indemnification by Sellers. (a) If the Closing occurs, and subject to the limitations set forth in this Article 9, the Sellers (on a several basis and as set forth on Schedule 9.2) shall indemnify and hold harmless the Buyer and its Affiliates (collectively, the "Indemnitees") from and against and in respect of any and all loss, damage, diminution in value, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "Indemnified Losses"), suffered or incurred by any one or more of the Indemnitees by reason of, or arising out of:

                     (i) any misrepresentation or breach of representation or warranty of the Corporation contained in this Agreement, the Corporation Disclosure Schedule, or any certificate, instrument, agreement or other writing delivered by or on behalf of the


              Corporation pursuant to this Agreement or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of the Corporation contained in this Agreement, the Corporation Disclosure Schedule, or any certificate, instrument, agreement or other writing delivered to the Buyer by or on behalf of the Corporation pursuant to this Agreement or in connection with the transactions contemplated herein;

                     (ii) any claim by any holder of options or warrants to purchase securities of the Corporation that such instruments were not either canceled as of the Closing Date or cancellable within 90 days of the Closing without any consideration payable by the Corporation; and

                     (iii) any and all actions, orders, assessments, fees and
              expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

Under no circumstances shall any member of the Committee be obligated individually to indemnify or hold harmless the Buyer or any of its Affiliates.

              (b) Each Seller, individually and severally, shall indemnify and hold harmless the Indemnitees from and against any Indemnified Losses caused by a breach of that Seller's representations, warranties or agreements set forth in this Agreement. For avoidance of doubt, no Seller shall have responsibility for a breach by any other Seller.

              (c) Subject to the rights of the Buyer under Section 9.2, the Sellers shall reimburse Indemnitees on demand for any Indemnified Losses suffered by the Indemnitees, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions in respect of any Indemnified Losses. The Sellers shall have the opportunity to defend at their expense any claim, action or demand for which the Indemnitees claim indemnity against the Sellers, provided that: (i) the defense is conducted by reputable counsel approved by the Indemnitees, which approval shall not be unreasonably withheld or delayed;
(ii) the defense is expressly assumed in writing within 10 days after written notice of the claim, action or demand is given to the Sellers; and
(iii) counsel for the Indemnitees may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise and settlement of the claim, action or demand at the expense of the Indemnitees.

              (d)    No claim shall be brought by any Indemnitee under this
Article 9 for Indemnified Losses, and none of them shall be entitled to receive any payment with respect thereto, unless and until the aggregate amount of such claim(s) equals or exceeds $500,000, and the Indemnitees will only be entitled to reimbursement hereunder for Indemnified Losses in excess of such $500,000 amount; provided, that any Indemnified Losses arising from breaches of the representations set forth in Sections 4.1, 4.2,
4.3 and 4.4 or pursuant to subsection (a)(ii) above shall be reimbursed from the first dollar of loss. Anything to the contrary notwithstanding,
(i) each Seller will be liable to the Indemnitees for the pro rata portion of such Indemnified Losses in accordance with the percentages set forth opposite that Seller's name on Schedule 9.2; (ii) no Seller shall be liable

to the Indemnitees for Indemnified Losses in excess of the percentages set forth opposite that Seller's name on Schedule 9.2; (iii) the Sellers shall not be liable to the Indemnitees under this Article 9 to reimburse Indemnified Losses, if any, in excess of the aggregate amount of $2,000,000 (which equals a $2,500,000 maximum after taking into account the aforementioned $500,000 deductible); provided, however, that such limitation shall not apply to any loss suffered by the Indemnitees attributable to fraudulent misrepresentations or to breaches of the representations set forth in Section 4.1, 4.2, 4.3 and 4.4 or pursuant to subsection (a)(ii) above; and (iv) no Seller shall be liable with respect to the breach of any representation or warranty of any other Seller, as opposed to a breach a representation or warranty of the Corporation.

              (e) The Corporation shall not have any liability, obligation or indebtedness to any Seller as a result of any misrepresentation or breach of representation or warranty by the Corporation or any Seller contained in this Agreement, the Corporation Disclosure Schedule, the Seller Disclosure Schedule or any certificate, instrument, agreement or other writing delivered by or on behalf of any Seller or the Corporation pursuant to this Agreement, or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of any Seller or the Corporation contained in this Agreement, the Corporation Disclosure Schedule or the Seller Disclosure Schedule, or any certificate, instrument, agreement or other writing by or on behalf of any Seller or the Corporation pursuant to the provisions of this Agreement or in connection with the transactions contemplated herein, and no Seller shall have any right of indemnification or contribution against the Buyer on account of any event or condition occurring or existing before or on the date hereof.

              (f) The representations and warranties of each Seller and the Corporation contained in this Agreement, the Corporation Disclosure Schedule, the Seller Disclosure Schedule or in any certificate, instrument, agreement or other writing delivered by or on behalf of any Seller or the Corporation pursuant to this Agreement or in connection with the transactions contemplated herein shall survive any investigation heretofore or hereafter made by or on behalf of the Buyer and the consummation of the transactions contemplated herein, and all such representations and warranties shall be of no further force and effect after fifteen (15) months from the date of the Closing, except for matters set forth in Sections 3.18, 4.1, 4.2, 4.3 and 4.4, for which the Survival Period shall extend until the expiration of the applicable statutory limitations period, and for matters set forth in Sections 3.14 for which the Survival Period shall extend for three (3) years from the date of Closing ("Survival Period"). Anything to the contrary notwithstanding, a claim for indemnification which is made but not resolved prior to the expiration of the Survival Period may be pursued and resolved after such expiration.

              (g) Except as provided in this Article 9, the Sellers shall have no monetary liability for breaches of any of the representations, warranties or covenants contained in this Agreement after the Closing.

       Section 9.2 Set Off. (a) In addition to any right or remedy available at law, and subject to the limitations and provisions set forth in Section 9.1, the Buyer is authorized by the Sellers to exercise a contractual right of setoff with respect to and on account of any


Indemnified Losses against the Deferred Purchase Price, pursuant to the procedures set forth herein. For avoidance of doubt, an Indemnified Loss resulting from a breach by the Corporation shall be offset against certain Sellers' respective pro rata share of the Deferred Purchase Price, in accordance with the percentages set forth on Schedule 9.2, and an Indemnified Loss resulting from a breach by a particular Seller shall be offset against only that particular Seller's pro rata share of the Deferred Purchase Price. The Buyer shall exhaust this right to set off prior to pursuing any other remedy to enforce its rights to indemnification pursuant to the terms and limitations of this Article 9.

       (b) The Buyer's right of setoff hereunder shall only be allowed to the extent Indemnified Losses have been liquidated. If the Indemnified Losses have not been liquidated before the date by which the Deferred Purchase Price is due and payable to the Sellers under Section 2.3(b), the Buyer shall be entitled to elect to refrain from making such payment to the extent reasonably necessary to cover the potential loss to the Indemnitees on such Indemnified Losses if the same had been liquidated; provided, the Buyer shall segregate such amounts otherwise due and payable in a separate interest bearing bank account. Upon ultimate liquidation of the Indemnified Losses against Indemnitee, or to the extent such Indemnified Losses are ultimately not liquidated against the Indemnitees, the amount held in the segregated bank account shall be disbursed to the party ultimately entitled to such monies, including the pro rata portion of any interest earned on such amounts deposited hereunder.

                                    ARTICLE 10.

                                    TERMINATION

       Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing by:

              (i) the mutual consent of the holders as of the Closing of a majority in interest of the common shares of the Corporation and the Buyer;

              (ii) the holders as of the Closing of a majority in interest of the common shares of the Corporation or the Buyer if the Closing has not occurred by the close of business on the date which is 60 calendar days following the date of this Agreement, so long as the failure to consummate the transaction on or before such date did not result from a breach of this Agreement by the party seeking termination of this Agreement;

              (iii) at any time before the Closing, by any Seller or the Buyer, (A) in the event of a material breach of this Agreement hereof by any non-terminating party if such non-terminating party fails to cure such breach within five Business Days following notification by any one or more of the terminating parties, or (B) upon notification to the non-terminating parties by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement has become impossible or impracticable with the use of best efforts unless the failure of such condition to be satisfied is caused by a breach of this Agreement by the terminating party or the non-terminating parties waive such condition within five Business Days of receipt of such notification (and, for purposes

of (ii) and (iii) only, a breach or material breach by any Seller shall constitute a breach or material breach, as the case may be, by all of the Sellers);

              (iv) if such termination is required pursuant to any final and nonappealable judgment or order entered in any judicial or administrative proceeding initiated by a Governmental Authority;

              (v)    as provided in Section 6.9;

              (vi)   as provided in Section 7.11; and

              (vii)  as provided in Section 11.11.

       Section 10.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, written notice of such termination shall promptly be given by the terminating party to the other parties, and this Agreement shall upon that notice terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties, except that the provisions of the Confidentiality Agreement and Section 11.5 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party of any liability for any breach by it of this Agreement.

                                    ARTICLE 11.

                                   MISCELLANEOUS

       Section 11.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same agreement. The Agreement and signatures on this Agreement, may be transmitted by facsimile, and such a transmission shall be deemed a delivery of this Agreement by such signing party.

       Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such state without reference to the choice of law principles of such state.

       Section 11.3  No Third Party Beneficiaries.  Except as provided in
Section 6.10 above, nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person that is not a party to this Agreement, and no other Person not a party to this Agreement shall have any rights or remedies under this Agreement.

       Section 11.4 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior drafts of such agreement, and all prior and contemporaneous agreements, representations, negotiations, discussions, correspondence, communications, term sheets and understandings of the parties, except for the Confidentiality Agreement, which agreement is ratified and remains in full force and effect. There are no agreements,

understandings, representations and warranties between the parties other than those set forth or referred to in this Agreement.

       Section 11.5 Expenses. Except as set forth in this Agreement (and particularly Section 2.3), whether the Share Purchase is or is not consummated, all costs and expenses, including but not limited to fees and expenses of attorneys, advisers, agents, and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether such costs and expenses were incurred prior to or are incurred after the date hereof, and in particular, all such costs and expenses incurred by or on behalf of the Sellers shall be borne by the Sellers and not charged to the Corporation.

       Section 11.6 Notices. All notices under this Agreement shall be sufficiently given for all purposes under this Agreement if in writing (a) when delivered personally; (b) in the case of domestic deliveries within the United States, three Business Days after deposited for first class mailing by the United States Postal Service; (c) in the case of domestic deliveries within the United States, one day after deposited for delivery by a nationally recognized overnight delivery service; (d) in the case of foreign deliveries, two days after deposited for delivery by a reputable foreign or overseas air courier; or (e) when receipt is confirmed, by telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Sellers shall be addressed to each Seller at the address noted in Exhibit A hereto or at such other address and to the attention of such other Person as each Seller may designate by written notice to the Buyer. Notices to the Corporation shall be addressed to:

                      Frame-n-Lens Optical, Inc.
                      4201 Bonita Place
                      Fullerton, CA 92835
                      Attention: President
                      Telecopy:  (714) 525-9338

                      with a copy to:

                      Gray Cary Ware & Freidenrich
                      4365 Executive Drive, Suite 1600
                      San Diego, CA 92121
                      Attention:  T. Knox Bell, Esq.
                      Telecopy:  (619) 677-1477

or at such other address and to the attention of such other Person as each Seller may designate by written notice to the Buyer. Notices to the Buyer shall be addressed to:

                      National Vision Associates, Ltd.
                      296 Grayson Highway
                      Lawrenceville, Georgia  30045-5737
                      Attention:  Vice President & General Counsel
                      Telecopy:  (770) 822-2029


                      with a copy to:

                      Kilpatrick Stockton LLP
                      1100 Peachtree Street
                      Atlanta, Georgia  30309-4530
                      Attention:  David A. Stockton, Esq.
                      Telecopy:  (404) 815-6555

or to such other address and to the attention of such other Person as the Buyer may designate by written notice to the Sellers.

       Section 11.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. No party to this Agreement shall have the right to assign its rights or interests in or delegate its obligations under this Agreement without the express prior written consent of all other parties to this Agreement; provided, however, the Buyer may assign its rights or interests under this Agreement to any direct or indirect wholly-owned subsidiary of the Buyer, in which event the Buyer shall remain liable under this Agreement; and provided further that any Seller may, by notice to the Buyer, direct that any or all of its share of the Deferred Purchase Price be paid to any other Person. No such assignment shall release the Buyer from its obligations hereunder without the Sellers' written consent.

       Section 11.8 Headings; Definitions. The Section and article headings contained in this Agreement are inserted for convenience and reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean
Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms. As the context requires, the singular form of any term includes the plural and vice versa, and all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender.

       Section 11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by any other party to this Agreement with any term or provision of this Agreement. The waiver by any parties to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

       Section 11.10 Venue; Service of Process. In the event that any litigation or other judicial relief should be commenced or applied for, but without limitation to the provision requiring arbitration set forth in
Section 11.11 below, each party to this Agreement hereby consents to the exclusive jurisdiction of the state and federal courts sitting in San Diego, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.
Each party to this Agreement further agrees that personal jurisdiction over him may be effected by service of process by registered or certified mail

addressed as provided in Section 11.6 above and that when so made shall be as if served upon him personally within the State of California.

       Section 11.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Rules of AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrator may be enforced in any court having jurisdiction thereof.

              (a) Location. The location of the arbitration shall be San Diego, California.

              (b) Selection of Arbitrator. The arbitration shall be conducted by one neutral arbitrator who is independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration and who is an attorney having at least fifteen (15) year's experience in corporate and securities issues. The arbitrator shall be selected by the parties to the arbitration in the manner provided in the Rules of the AAA.

              (c) Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrator shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

              (d) Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

              (e) Remedies. The arbitrator shall follow and apply applicable law and the provisions of this Agreement. The arbitrator shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrator deems just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of the arbitrator shall be binding upon the parties.

              (f) Expenses. The expenses of the arbitration, including the arbitrator's fees and expert witness fees, but not including the attorneys' fees (which are addressed in Section 11.12 below) incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and

until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator's fees as and when billed by the arbitrator.

              (g) Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, each party may make such disclosures as are required by applicable securities laws or other applicable law or regulation. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

       Section 11.12 Attorneys' Fees. In the event that any dispute between any two or more of the parties to this Agreement should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees, arbitration fees and other expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment or arbitration award. Any judgment, order or arbitration award entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or award and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this
Section 11.12: (a) attorney's fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations;
(4) discovery; and (5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined by the trier of fact in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

       Section 11.13       Severability of Provisions; Jeopardy.

              (a) If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon a determination that such an adverse affect will occur, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated to this Agreement are fulfilled to the greatest extent possible.

              (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that it is determined prior to the Closing that the performance by any party hereto of any term, covenant, condition or provision of this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, the parties shall immediately

attempt to negotiate an amendment to this Agreement to eliminate such jeopardy. In the event that such an amendment is not practicable or cannot be agreed upon within fifteen (15) days of notice of the need thereof, either party may, at its option, terminate this Agreement forthwith.

       Section 11.14 Seller Approval. The execution and delivery of this Agreement by all Sellers shall constitute unanimous shareholder approval of the execution and delivery of this Agreement by the Corporation. Subject to and effective only as of Closing, the Sellers and the Corporation hereby consent to the termination of that certain Shareholders Agreement among the Corporation and certain of the Sellers dated as of May 6, 1994 pursuant to Section 7.6 of the Shareholders Agreement without further action on the part of the Sellers or the Corporation.

       Section 11.15 Certain Consents. So long as the payment specified on Exhibit A for the Series A Preferred Stock is received by the holders thereof, the holders of Series A Preferred Stock of the Corporation hereby waive their right to the notice and redemption rights provided under Section C.4.(a) of Article III of the Certificate of Amendment and Restatement of the Articles of Incorporation of the Corporation dated as of April 27, 1994. Pursuant to Section 5 of
Article VI of the Bylaws of the Corporation, the Corporation and the Sellers hereby waive its and their respective first refusal rights to notice and the options granted under Section 3 of Article VI of the Bylaws of the Corporation.



[The remainder of this page is intentionally left blank]



              IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.

                                     SELLERS:

                                     /S/
                                     ____________________________________
                                     MARIE CLAIRE VALTZ, an Individual

                                     /S/
                                     ____________________________________
                                     FORREST HIBBITS, an Individual

                                     /S/
                                     ____________________________________
                                     ANN MANGIN, an Individual


                                     THE VALTZ CORPORATION


                                     By: /S/
                                         ________________________________


                                     FIRST NATIONAL BANK OF SAN DIEGO
                                     AS TRUSTEE FOR FRAME-N-LENS
                                     EMPLOYEE STOCK OWNERSHIP PLAN


                                     By: /S/
                                         ________________________________


                                     SMITH BARNEY ACQUISITION FUND,
                                     INC.


                                     By: /S/
                                         ________________________________


[Signatures Continued on Next Page]

[Signatures Continued from Preceding Page]


                                     SMITH BARNEY INVESTORS, L.P.


                                     By: /S/
                                         ___________________________________


                                     FIRST CENTURY PARTNERSHIP III


                                     By: /S/
                                         ___________________________________


                                     OMEGA PARTNERS


                                     By: /S/
                                         ___________________________________


                                     VISION PARTNERS, L.P.


                                     By: /S/
                                         ___________________________________


                                     KB MEZZANINE FUND, L.P.


                                     By: /S/
                                         ___________________________________


[Signatures Continued on Next Page]

[Signatures Continued from Preceding Page]

                                     THOMAS C. ACKERMAN FOUNDATION


                                     By: /S/
                                         ___________________________________


                                     ROXBURY LATIN SCHOOL


                                     By: /S/
                                         ___________________________________


                                     PRESIDENT & FELLOWS OF HARVARD
                                     UNIVERSITY


                                     By: /S/
                                         ___________________________________


                                     HOLIHAN LOKEY HOWARD & ZUKIN,
                                     INC.


                                     By: /S/
                                         ___________________________________


                                     CARGILL FINANCIAL SERVICES CORP.


                                     By: /S/
                                         ___________________________________


[Signatures Continued on Next Page]

[Signatures Continued from Preceding Page]


                                     NOMURA HOLDING AMERICA, INC.


                                     By: /S/
                                         ___________________________________


                                     FRAME-N-LENS EMPLOYEE STOCK
                                     OWNERSHIP PLAN ADMINISTRATIVE
                                     COMMITTEE


                                     By: /S/
                                         ___________________________________

                                     CORPORATION:

                                     FRAME-N-LENS OPTICAL, INC.
                                     a California corporation


                                     By: /S/
                                         __________________________________


                                     BUYER:

                                     NATIONAL VISION ASSOCIATES, LTD.


                                     By: /S/
                                         __________________________________

                         INDEX TO SHARE PURCHASE AGREEMENT
                                     BY AND AMONG
                              FRAME-N-LENS OPTICAL, INC.
                              a California corporation,

                           NATIONAL VISION ASSOCIATES, LTD.
                                a Georgia corporation

                                          AND

                               THE SELLERS NAMED HEREIN
                               DATED AS OF JUNE 9, 1998

Exhibits
--------

Exhibit A - List of Sellers
Exhibit B - Legal Opinions
Exhibit C - General Release
Exhibit C-1 - General Release of ESOP

Schedules
---------

Schedule 9.2

Corporation Disclosure Schedule

Disclosure Schedule of KB Mezzanine Fund







The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.